Exhibit 99.1

NOTE: CERTAIN MATERIAL HAS BEEN REDACTED FROM THIS DOCUMENT AND FILED SEPARATELY WITH THE SEC PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2. THE LOCATIONS OF THESE REDACTIONS ARE INDICATED THROUGHOUT THE DOCUMENT BY THE FOLLOWING MARKING: [***]

LICENSE AGREEMENT

This License Agreement (the “License Agreement”) is made effective as of February 1, 2016 (the “Effective Date”), by and among, on the one hand, DreamWorks Animation LLC, a Delaware limited liability company with offices at 1000 Flower Street, Glendale, California 91201 (“DWA”), and, on the other hand, DW II Management, Inc., a Delaware corporation with offices at 11400 W. Olympic Blvd, Suite 550, Los Angeles, California 90064 (“Spielberg Entity”), and, solely with respect to Paragraph 2(h) (Spielberg Exclusivity) and the applicable provisions of Paragraph 11 (Miscellaneous), Steven Spielberg, an individual with offices at 11400 W. Olympic Blvd, Suite 550, Los Angeles, California 90064 (“Spielberg”), and is made with reference to the following facts:

RECITALS

A. DWA is engaged in the business of producing and distributing various entertainment properties, including animated motion pictures, animated television programs and other entertainment-related goods and services, under and in connection with the trademark, service mark and trade name DREAMWORKS and various other trademarks, service marks and trade names containing the term DREAMWORKS (collectively, including the Licensed Marks as defined below, the “DreamWorks Marks”). The trademark, service mark and trade name DREAMWORKS SKG PICTURES and DREAMWORKS SKG PICTURES TELEVISION in both word mark and design mark form as set forth in Schedule A are referred to in this License Agreement as the “Licensed Marks” (provided that “Licensed Marks” will also include the word mark DREAMWORKS PICTURES without the SKG component (the “Non-SKG Mark”) but only for use in certain contexts as set forth in Paragraph 2(a)). As between the parties, DWA owns all right, title and interest in and to the DreamWorks Marks worldwide, together with all registrations of and applications to register the DreamWorks Marks and the goodwill of the business pertaining thereto.

B. Spielberg Entity wishes to grant a sublicense to use the Licensed Marks in connection with the production and distribution of certain non-animated motion pictures and related goods and services to Storyteller Holding Co., LLC and its wholly-owned and controlled subsidiaries, which as of the Effective Date consist of Storyteller Production Co., LLC; Storyteller Development Co., LLC; Storyteller Distribution Co., LLC; and Storyteller Financial Services Co., LLC; and may in the future include additional wholly-owned and controlled subsidiaries of Storyteller Holding Co., LLC provided that Spielberg Entity provides notice to DWA of any such additional wholly-owned and controlled subsidiaries (Storyteller Holding Co., LLC and all such wholly-owned and controlled subsidiaries are referred to collectively herein as “Holding Company”). DWA is willing to grant to Spielberg Entity the right to sublicense Holding Company as described above, subject to the terms and conditions of this License Agreement.

D. Spielberg Entity is, and will remain throughout the term of this License Agreement, wholly owned and controlled by Spielberg.

E. Storyteller Holding Co., LLC is, and will remain throughout the term of this License Agreement, managed by The Amblin’ Group, LLC (which management includes authority over all business and operations of Storyteller Holding Co., LLC). The Amblin’ Group, LLC is, and will remain throughout the term of this License Agreement, managed by an entity controlled, directly or indirectly, by Spielberg (which management includes authority over all business and operations of The Amblin Group, LLC, reporting only to the Board of Directors of The Amblin Group, LLC) and owned by entities all of the voting ownership of which is held, directly or indirectly, by Spielberg. In addition, Storyteller Holding Co., LLC is, and will remain throughout the term of this License Agreement, jointly owned and controlled by The Amblin’ Group, LLC, certain other entities that are wholly owned and controlled by Spielberg (such entities, together with The Amblin’ Group, LLC and the Spielberg-owned and controlled entities that own and/or control, directly or indirectly, The Amblin Group, LLC as referenced in the preceding sentence, the “Spielberg-Owned Entities”), Reliance Big Entertainment (US) Inc. or other entities that are controlled (i.e., through ownership, directly or indirectly, of more than 50% of the equity interest in the entity) by Reliance Industries Limited (collectively, “Reliance”), Entertainment One Ltd. (“EOne”), and Participant Media LLC (“Participant”); except that up to 10% of Storyteller Holding Co., LLC may be sold to third parties subject to Section 3(b)(vii)(F) (and, as of the Effective Date, Storyteller Holding Co., LLC is owned forty one percent (41%) by the Spielberg-Owned Entities, twenty percent (20%) by Reliance, two percent (2%) by EOne, and thirty seven percent (37%) by Participant.

F. Reliance, EOne and Participant are and will remain throughout the term of this License Agreement operating entities with ongoing business activities in addition to and separate from their investment in and activities related to Holding Company and are not special purpose vehicles or, except a expressly described above with respect to certain Reliance entities, subsidiaries of any other entity. Storyteller Production Co., LLC; Storyteller Development Co., LLC; Storyteller Distribution Co., LLC; and Storyteller Financial Services Co., LLC; and any other entities included in Holding Company (other than Storyteller Holding Co., LLC itself) are, and will remain throughout the term of this License Agreement, wholly-owned and controlled by Storyteller Holding Co., LLC. The Spielberg-Owned Entities, Reliance, EOne and Participant,

and each entity included in Holding Company are referred to collectively as “Licensee-Related Entities.”

NOW, THEREFORE, in consideration of the foregoing recitals (which are hereby incorporated into this License Agreement) and the mutual covenants and promises set forth below, and for other good and valuable consideration (including the payment of $100 by Spielberg Entity to DWA), DWA and Spielberg Entity hereby agree as follows:

TERMS AND CONDITIONS

1.	Definitions.

The following terms shall have the following meanings in this License Agreement:

“Animated Motion Picture” means any Motion Picture that is created predominantly by one or more non-live-action production methods (e.g., hand-drawn animation such as Prince of Egypt, CGI such as Shrek, stop-motion such as Chicken Run and/or motion capture such as Polar Express) (each, an “Animation Method”). However, a Motion Picture that is created predominantly by one or more live-action production methods, but in which digital Animation Method(s) are used, in whole or in part, to create photorealistic characters that interact with live-action characters in a live-action setting, will not be deemed an Animated Motion Picture and will be deemed either a Hybrid Motion Picture or a Live-Action Motion Picture as applicable. (Photorealistic characters include both “real world” characters modified by an Animation Method (e.g., Babe the pig in Babe) and characters that are invented but which are depicted in a “real world” manner by an Animation Method (e.g. Yoda in Star Wars II: Attack of the Clones, Gollum in Lord of the Rings, the dinosaurs in Jurassic Park, the robots in I, Robot, and the toy soldiers in Small Soldiers).

“Change of Control” means, with respect to any entity, any reorganization, merger, consolidation, or other transaction where more than fifty percent (50%) of the entity’s voting securities or other equity interests are owned by entities or persons different from the entities or persons owning such voting securities or equity interests prior to such transaction; any sale of all or substantially all of the business or assets of such entity; or the acquisition by any other entity or person directly or indirectly of more than fifty percent (50%) of the voting securities or equity interests of the entity.

“Completed Film” means a Licensee Live-Action Motion Picture or Licensee Hybrid Motion Picture that was produced (i.e., pre-production has commenced), acquired and/or released by Holding Company prior to expiration or termination of this License Agreement pursuant to Paragraph 3 below, or a Licensee Live-Action Motion Picture or Licensee Hybrid Motion Picture that Holding Company executed a binding agreement to acquire or co-produce prior to expiration or termination of this License Agreement pursuant to Paragraph 3 below.

“Domestic Territory” means the territorial United States and its possessions, territories and commonwealths, including, without limitation, the U.S. Virgin Islands, Puerto Rico, Guam, and the U.S. Trust Territories of the Pacific Islands, including, without limitation, the Carolina Islands, the Marshall Islands and the Mariana Islands, Saipan and American Samoa; the Dominican Republic, the British Virgin Islands, Nassau, Bahamas, Bermuda, Saba Island, St. Eustatius Island, St. Kitts Island, St. Maarten Island, and Freeport; the Dominion of Canada and its possessions, territories and commonwealths; and all Army, Navy, Air Force, Red Cross and other national or governmental installations, diplomatic posts, camps, bases, and reservations of the above-mentioned countries, as well as oil rigs (including Aramco sites) and maritime facilities (and other commercial and/or industrial installations of the above-mentioned countries and territories), wherever any of the aforementioned facilities or installations are located, to the extent that sales are made and/or servicing thereof is performed within the geographical areas set forth above, and all airlines and ships flying the flag of, or having the registry of, or whose principal office is located in the United States, Canada or Bermuda, and other possessions, territories and commonwealths within the Domestic Territory.

“DWA Event Picture” means any Motion Picture produced, acquired, and/or released by DWA or any of its affiliates or subsidiaries (alone or with others) that (i) is rated “G,” “PG” or “PG-13” (or a materially equivalent rating in the event of any changes to the ratings system); and (ii) is scheduled to be released for Theatrical Exhibition on not less than two thousand (2,000) screens in the Domestic Territory (irrespective of the anticipated theatrical release pattern in the International Territory).

“DWA Registered Territory” means each jurisdiction in which DWA possesses DWA Registered Trademark Rights as of the Effective Date of this License Agreement (if any), and any additional jurisdiction in which DWA obtains DWA Registered DWA Trademark Rights in the manner set forth in Paragraph 2(g).

“DWA Registered Trademark Rights” means those trademark rights with respect to the Licensed Marks that DWA has secured with issued and subsisting registrations in each jurisdiction where DWA has filed applications to register (or otherwise obtains registrations of) such mark (if any).

“Exhibit” means transmit, broadcast, display, exhibit or perform. “Exhibiting” and “Exhibition” shall have correlative meanings.

“Greenlight Authority” means the personal authority required to cause Holding Company to undertake any of the following activities: (a) with respect to any Motion Picture, the financing and production of such Motion Picture, or (b) only with respect to Motion Pictures initially produced for Theatrical Exhibition, the acquisition of such Motion Picture, or (c) only with respect to Television Motion Pictures, the procurement of financing of such Television Motion Picture from a third party. For avoidance of doubt, the term “Greenlight Authority” as used in this License Agreement refers to the authority without which Holding Company cannot undertake the above activities, but does not include the authority to direct the activities of any other party whose approval may also be required to cause Holding Company to undertake such activities (i.e., Greenlight Authority is necessary, but not necessarily sufficient, to cause Holding Company to undertake such activities).

“Hybrid Motion Picture” means a Motion Picture that is predominately live-action, but in which at least two of the four characters with the most screen time, or a majority of the characters with speaking roles, are created (non-photorealistically) by an Animation Method (Who Framed Roger Rabbit, Looney Tunes – Back in Action and Space Jam are examples of Motion Pictures that meet this condition).

“Illumination Brand” means any brand (including any trademark, service mark or tradename, whether in word mark or design form) that refers to Illumination Entertainment, the animation film production company (“Illumination”).

“International Territory” means each country around the world that is not included in the Domestic Territory.

“Licensed Domain Names” means the domain name dreamworkspictures.com and such other domain names as may be agreed to in writing by DWA from time-to-time pursuant to Paragraph 8(d).

“Licensed Goods” means those goods set forth on Schedule B attached hereto, as Schedule B may be amended from time to time with the mutual agreement of the parties.

“Licensed Marks” has the meaning set forth in the recitals.

“Licensed Services” means those services set forth in Schedule C attached hereto, as Schedule C may be amended from time to time with the mutual agreement of the parties.

“Licensee Hybrid Motion Picture” means a Hybrid Motion Picture that meets all three of the following conditions: (i) Spielberg personally has exercised Greenlight Authority on an individual and specific basis with respect to such Hybrid Motion Picture, (ii) such Hybrid Motion Picture is produced, acquired or financed by Holding Company either alone or jointly with a third party, and (iii) such Hybrid Motion Picture is not released or marketed as an Illumination picture or using any Illumination Brand.

“Licensee Live-Action Motion Picture” means a Live-Action Motion Picture that meets all three of the following conditions: (i) Spielberg personally has exercised Greenlight Authority on an individual and specific basis with respect to such Live-Action Motion Picture, (ii) such Live-Action Motion Picture is produced, acquired or financed by Holding Company either alone or jointly with a third party, and (iii) such Live-Action Motion Picture is not released or marketed as an Illumination picture or using any Illumination Brand.

“Live-Action Motion Picture” means a Motion Picture that is not an Animated Motion Picture or a Hybrid Motion Picture.

“Live Stage Performance” means the presentation of literary material (e.g., a screenplay, play or other written material) upon the spoken stage with live performers appearing and speaking in the immediate presence of the viewing audience; provided, however, that the presentation of literary material upon the spoken stage with live performers appearing and speaking, whether or not in the immediate presence of a viewing audience, for the primary purpose of photographing and recording such presentation for use in or in connection with a

Motion Picture or for the promotion or publicity of a Motion Picture shall not be deemed a Live Stage Performance.

“Major Release” means any theatrical Motion Picture rated “G,” “PG,” “PG-13” or “R” (or a materially equivalent rating in the event of any changes to the ratings system) that is scheduled to be released for Theatrical Exhibition on not less than two thousand (2,000) screens in the Domestic Territory (irrespective of the anticipated theatrical release pattern in the International Territory).

“Motion Picture” means any audiovisual product of every kind and character whatsoever, whether produced by means of any photographic, electrical, electronic, mechanical or other process or device now known or hereafter devised, in which pictures, images, and visual and aural representations are recorded or otherwise preserved for Exhibition by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer-generated pictures and graphics; provided, however, that Video Games will not be deemed to be Motion Pictures.

“Permitted Dubbed Version(s)” means any Live-Action Motion Picture(s) which has been dubbed into Hindi, Bengali, Telugu, Marathi, Tamil, Urdu, Gujarati, Kannada, Malayalam, Oriya, Punjabi, Assamese, and other languages that are consented to by DWA in its sole discretion, and which does not have a soundtrack in any language other than any of such languages.

“Prior Holding Company” means the entities defined as “Holding Company” under the Prior Agreement.

“Prior License Agreement” means the License Agreement dated January 1, 2009 by and among DWA, Spielberg and DW II Management, Inc.

“Prior Sublicense” means the agreements defined as “Sublicenses” under the Prior License Agreement.

“Prior Sublicensee” means the entities defined as “Sublicensees” under the Prior License Agreement.

“Release Date” means, with respect to any Motion Picture, the date (if any) on which such Motion Picture is widely released for Theatrical Exhibition.

“Reliance Expatriate Territory” means Africa or any political subdivision thereof, the Middle East or any political subdivision thereof, Indonesia, Malaysia, Singapore, Sri Lanka, Pakistan, Bangladesh, Nepal, the United States, Canada, and the United Kingdom.

“Similar Theatrical Motion Picture” means any Motion Picture released for Theatrical Exhibition that is rated “PG” or a less restrictive rating (or a materially equivalent rating in the event of any changes to the ratings system).

“Television Motion Picture” means any Motion Picture, including television series, produced or distributed for initial Exhibition on television, including broadcast, cable, Internet, satellite and all other forms of television Exhibition.

“Term” means the term of this License Agreement as set forth in Paragraph 3(a).

“Theatrical Exhibition” means, with respect to any Motion Picture, the Exhibition of such Motion Picture in commercial motion picture theatres or other venues where members of the general public view such Motion Picture for an admission fee.

“Video Game” means any and all (a) interactive software games and other software-based products for all platforms, including, without limitation, mobile devices (e.g., phones and tablets, etc.), video game consoles (e.g., the Microsoft Xbox, the Nintendo Wii, and the Sony Playstation), handheld gaming platforms (e.g., the Nintendo DS and the Sony PSP), online platforms (e.g., massively multiplayer online games, casual games, streaming games, and downloaded games), wireless platforms, personal computers, and all successor platforms of any of the foregoing; (b) video game prequels, sequels, expansion packs, premium modules, add-ons, episodic content, mission packs, spin-offs, conversions, and ports related to any such interactive software games; and (c) related documentation in print or electronic form, including, without limitation, strategy books, guides and hint books.

“Weekend” means the period Wednesday through Sunday, inclusive.

2.	Grant of Rights; Amendment; Etc.

(a) DWA hereby grants to Spielberg Entity, subject to and conditioned upon the terms and conditions set forth herein, and Spielberg Entity hereby accepts, a non-assignable (except as set forth in Paragraph 11(c)), royalty-free right and license during the Term in the DWA Registered Territory or, subject to the fifth sentence of this Paragraph 2(a), outside the DWA Registered Territory: (i) to use the Licensed Marks as part of Spielberg Entity’s and its wholly-owned and controlled subsidiaries’ corporate names and trade names, including, without limitation, use of the trade names (but not including the Non-SKG Mark) on stationery, business documents, and business cards; (ii) to use Licensed Marks (but not including the Non-SKG Mark, except as expressly set forth in the immediately following sentence) on and in connection with Licensed Goods and Licensed Services; (iii) to use the Licensed Domain Names in connection with websites dedicated exclusively to Licensed Goods and/or Licensed Services; and (iv) to use the Licensed Marks (but not including the Non-SKG Mark) in the other manners expressly set forth herein (provided that Spielberg Entity shall not and shall have no right to exercise the licenses granted in the preceding subsections (ii), (iii) and (iv) itself, and shall only have the right to grant Holding Company a Sublicense of such rights as set forth in Paragraph

2(f)). The license granted in the preceding sentence includes the right to use the Non-SKG Mark in presentation credits, one-sheet billing blocks, and press releases for Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures, and in other contexts as may be approved by DWA in writing from time to time, and in other contexts in which the former DreamWorks Studios generally used the Non-SKG Mark in the ordinary course of business prior to the Effective Date of the Prior License Agreement. For avoidance of doubt and notwithstanding anything to the contrary herein, (i) any use by Spielberg Entity or any Sublicensee of the word “DreamWorks” (whether in word mark or logo or design mark form) must be accompanied by the word “Pictures,” except that Holding Company may use the animated DREAMWORKS SKG and Design logo without the “Pictures” component (the “Preexisting Animated Logo”) in the same form and context that the Prior Holding Company used such animated logo under the Prior Agreement; (ii) any use by Spielberg Entity or any Sublicensee of the word “DreamWorks” (whether in word mark or logo or design mark form) must be accompanied by the letter string “SKG,” except for the specific word mark uses of the Non-SKG Logo expressly permitted under this Paragraph 2(a); and (iii) neither Spielberg Entity nor any Sublicensee shall have the right to use the Non-SKG Mark in any context(s) in which the former DreamWorks Studios generally used a trademark, service mark or trade name incorporating both “DreamWorks” and “SKG” in the ordinary course of business prior to the effective date of the Prior Agreement. The right and license granted to Spielberg Entity hereunder shall be exclusive only as to the use of the Licensed Marks on or in connection with (1) Licensed Goods which are based on and feature as the primary element of ornamentation and/or design (A) scenes and/or characters from Licensee Live-Action Motion Pictures or (B) the title or logo of a Licensee Live-Action Motion Picture, and (2) the Licensed Services as applicable to Licensee Live-Action Motion Pictures. The right and license granted to Spielberg Entity hereunder shall be non-exclusive in all other respects, including as to all other Licensed Goods and Licensed Services. As set forth above, the license granted to Spielberg Entity hereunder includes the right to use and sublicense Holding Company to use the Licensed Marks outside the DWA Registered Territory; provided, however, that notwithstanding anything to the contrary in this License Agreement or otherwise, DWA’s obligations hereunder with respect to the Licensed Marks, including DWA’s obligations with respect to maintenance and enforcement of the Licensed Marks and DWA’s indemnification obligations, shall apply only to use in the DWA Registered Territory within the DWA Registered Trademark Rights, and any other use or sublicensing of the Licensed Marks by Spielberg Entity, including any use or sublicensing outside the DWA Registered Territory, shall be at Spielberg Entity’s sole risk. For avoidance of doubt, Spielberg Entity may also permit (directly or through Holding Company) Reliance, EOne, Participant and Universal (as defined in Paragraph 2(f)) to display the Licensed Marks to reference Holding Company in connection with accurate descriptions of Holding Company’s relationship with and among Reliance’s , EOne’s, Participant’s, and Universal’s corporate documentation and corporate publicity including, without limitation, each parties’ contracts, annual reports, and communications to shareholders and the general business community, and on the sections of each parties’ general corporate website(s) devoted to partner/alliance relationships; provided that, (x) for avoidance of doubt, none of Reliance, EOne, Participant or Universal shall have any right to use any Licensed Mark as a trademark or service mark, or as a trade name other than in reference to Holding Company, and Universal shall have only those rights with respect to the Licensed Marks expressly granted under the Universal Distribution Agreement, and (y) Spielberg Entity shall ensure (and shall require Holding Company to ensure) that all display of Licensed Marks by each such party shall be in the same manner (including with respect to size, prominence and placement) as that used for Reliance’s, EOne’s, Participant’s and Universal’s display of other partner trade names and logos.

(b) Except for Spielberg Entity’s exclusivity as expressly set forth above with respect to use of the specific Licensed Marks containing the word “Pictures” for certain Licensed Goods and Licensed Services, DWA shall retain the right to use and license any DreamWorks Marks for any purpose and in connection with any goods and services (including, without limitation, all Motion Pictures and related goods and services). Notwithstanding the preceding sentence, however, DWA agrees not to (i) during the six (6) month period immediately following the Effective Date (the “Phase-out Period”), use a trademark that combines the word “DreamWorks” with the word “Studios” in a manner that would have been prohibited under the Prior License Agreement; or (ii) use the Preexisting Animated Logo for any purpose during the Term. Notwithstanding the requirement under this Agreement that all use by Holding Company of the word “DreamWorks” must be accompanied by the word “Pictures” (other than use of the Pre-existing Animated Logo), the Holding Company Sublicense may permit Holding Company to continue, only during the Phase-out Period, to use the domain name dreamworksstudios.com for Holding Company’s website and to display the name “DreamWorks Studios” on such website in the same form and manner as previously displayed under the Prior License Agreement in order to enable Holding Company to make an orderly transition to the Licensed Domain Name and Licensed Marks as contemplated by this License Agreement. Spielberg Entity shall ensure that Holding Company does not use “DreamWorks Studios” or the dreamworksstudios.com domain name in any manner or for any purpose except as expressly permitted pursuant to the preceding sentence, and that Holding Company ceases all use of “DreamWorks Studios” (other than use of the Pre-existing Animated Logo) and of the dreamworksstudios.com domain name as quickly as is technically feasible following the Effective Date and, in any event, by no later than the end of the Phase-out Period.

(c) Notwithstanding anything to the contrary herein, Spielberg Entity acknowledges and agrees that the rights granted to Spielberg Entity under this License Agreement are subject to the following preexisting rights of third parties (and that DWA shall not be in breach of any of its representations, warranties or other obligations under this License Agreement as a result of such preexisting rights): (i) any surviving rights granted to any third parties (including the Prior Holding Company, the Walt Disney Company or other Prior Sublicensees) under or pursuant to the Prior License Agreement or any Prior Sublicense, and (ii) Paramount Pictures Corporation, as DreamWorks LLC’s successor-in-interest as a result of Paramount Pictures Corporation’s purchase of DreamWorks LLC, shall have the right to use “DreamWorks” and/or the Licensed Marks as more fully set forth in the License Agreement dated as of October 27, 2004, between DreamWorks Animation LLC and DreamWorks LLC, including in connection with the Motion Pictures listed on Schedule F.

(d) Notwithstanding anything in this License Agreement to the contrary, the right and license granted to Spielberg Entity hereunder does not include the right to (and Spielberg Entity shall not) use or sublicense any third party to use the Licensed Marks in connection with:

(i) any Video Game for any online platform (or any online functionality included in any other platform) that (A) permits ten (10) or more users (in the aggregate including all rooms, worlds and areas associated with such Video Game) in different physical locations to interact in real time using animated avatars in a virtual world, or (B) includes features of a persistent virtual world (i.e., a virtual world that continues to change and develop even while some users are not playing, or where user-initiated changes to the virtual world or to a user’s avatar persist beyond one play session (i.e., a single period of uninterrupted play)), including, without limitation, any “massively multiplayer online game” or other persistent or partially-persistent online game or community (including, by way of example only and without limitation, games with interactive or persistent features or functionality similar to Second Life, World of Warcraft, Club Penguin or Webkinz) (collectively “Interactive/Persistent Online Games”) (provided that, for avoidance of doubt, clause (B) of this subsection (i) will not prohibit use or sublicensing of the Licensed Marks in connection with Video Games that permit the user to create an animated avatar which can be used more than once (such as the animated avatars users create to play Wii) as long as enhancements, add-ons or modifications made to such avatar during play do not persist beyond one play session; or

(ii) Video Games for any online platform that are not Interactive/Persistent Online Games (“Non-Interactive/Persistent Online Games”) except solely in connection with the promotion of Theatrical Exhibition of a Licensee Live-Action Motion Picture or Licensee Hybrid Motion Picture during the period commencing three (3) months before the initial Theatrical Exhibition of the Motion Picture and continuing through the initial video distribution window, but not longer than three (3) months after the initial home video (e.g., DVD, Blu-Ray disc) release of the Motion Picture; and provided further that Spielberg Entity may only use (or sublicense) the Licensed Marks in connection with (A) such Non-Interactive/Persistent Online Games on online platforms that are solely promotional and non-income-producing (except that the website that hosts the applicable Non-Interactive/Persistent Online Games may contain advertising), and (B) no more than two (2) Non-Interactive/Persistent Online Games for each Licensee Live-Action Motion Picture or Licensee Hybrid Motion Picture (provided that, for avoidance of doubt, this subsection (ii) will not prohibit use or sublicensing of the Licensed Marks in connection with Video Games for non-online platforms that include an element of online functionality as long as such Video Games for non-online platforms are not Interactive/Persistent Online Games).

(e) Holdbacks. Spielberg Entity will ensure that Holding Company does not commence or authorize the commencement of the initial Theatrical Exhibition of any Similar Theatrical Motion Picture under any Licensed Marks in any territory during any Holdback Period in such territory. With respect to each DWA Event Picture, the “Holdback Period” in each applicable territory (i.e., in the Domestic Territory and in each International Territory) is the period commencing on the first day of the Weekend prior to the Release Date of such DWA Event Picture in such territory and continuing throughout and including the Weekend following such Release Date (e.g., if the DWA Event Picture is being released on a (i) Friday, then the Holdback Period commences two Wednesdays before such Friday and ends two Sundays after such Friday; (ii) Wednesday, then the Holdback Period commences on the Wednesday one week before such Wednesday and ends two Sundays after such Wednesday). In addition, Spielberg Entity will ensure that Holding Company does not commence or authorize the commencement of the initial Theatrical Exhibition of any Major Release under any Licensed Marks in any territory (i.e., in the Domestic Territory and in each International Territory) on the same Weekend as the Release Date for a DWA Event Picture in such territory. The holdback obligation described in the previous sentence is conditioned on DWA providing Spielberg Entity at least twelve (12) months’ prior notice of the scheduled Release Date for a DWA Event Picture in the Domestic Territory and each International Territory. If DWA changes a Release Date after the date that is twelve (12) months before the scheduled Release Date in the applicable territory and Holding

Company had already set the Release Date for one of its Motion Pictures to comply with this Paragraph 2(e) based on the Release Date originally set forth in DWA’s notice, Spielberg Entity shall not be obligated to require Holding Company to change such previously set Release Date to comply with the provisions of this Paragraph 2(e) based on DWA’s revised Release Date. In addition, Spielberg Entity agrees that it will ensure that Holding Company consults in good faith with DWA prior to scheduling the initial Theatrical Exhibition of a Motion Picture under any Licensed Marks that is rated “PG-13” (or a materially equivalent rating in the event of any changes to the ratings system) in the Domestic Territory and in each of the International Territories during the period one (1) Weekend on either side of the applicable Release Date of each DWA Event Picture in the Domestic Territory and in each of the International Territories, respectively; provided that, if Holding Company determines in its good faith business judgment after such consultation with DWA to proceed with the initial Theatrical Exhibition of such Motion Picture during such period, Spielberg Entity will not be deemed to have violated the provisions of this Paragraph 2(e). DWA acknowledges that in certain International Territories, such holdback restrictions may be inappropriate or impracticable to enforce due to differences in ratings’ categories and, accordingly, the parties will attempt to accomplish as closely as possible their agreement with respect to the holdback restrictions as set forth in this Paragraph 2(e) in any such International Territory, taking into account such differences in ratings’ categories.

(f) Sublicenses. Spielberg Entity shall have the right during the Term to sublicense, solely through a written sublicense, the rights with respect to the Licensed Marks granted under Paragraphs 2(a)(ii), 2(a)(iii) and 2(a)(iv) only to Holding Company (the “Holding Company Sublicense”). Spielberg Entity shall not have any right to sublicense the rights with respect to the Licensed Marks granted under Paragraph 2(a)(i). The Holding Company Sublicense must contain terms and conditions substantially equivalent to the applicable terms and conditions of this License Agreement to protect the Licensed Marks and DWA’s rights. The Holding Company Sublicense shall be subject to DWA’s review and approval and Spielberg Entity shall not (and shall have no right to) enter into the Holding Company Sublicense unless and until DWA has given its approval in writing (not to be unreasonably withheld). Pursuant to the Holding Company Sublicense, Holding Company shall have the right to grant further sublicenses to (i) Universal Pictures (“Universal”) for the distribution of Motion Pictures worldwide; (ii) Reliance Big Entertainment Ltd. for distribution of Motion Pictures in India and the Reliance Expatriate Territory (but with respect to the Reliance Expatriate Territory only for Permitted Dubbed Versions); and (iii) the distributors listed in Schedule H in the applicable territories identified in Schedule H (the foregoing distributors collectively, the “Distributors,” and the foregoing distribution agreements collectively, the “Distribution Agreements”). Holding Company may also, with DWA’s prior written approval in each case, enter into additional distribution agreements that contain sublicenses of the Licensed Marks, and any such additional approved distribution agreements shall be included in “Distribution Agreements” for all purposes under this License Agreement. DWA has pre-approved Paramount Pictures, Twentieth Century Fox, Columbia Pictures, and Warner Brother as distributors for purposes of the preceding sentence. In addition, pursuant to the Holding Company Sublicense, Holding Company shall have the right to grant further sublicenses to consumer products and promotional partner sublicensees, in each case subject to the terms and conditions set forth in this License Agreement (each, a “Consumer Products Sublicense”). The Distribution Agreements and each and every Consumer Products Sublicense shall contain at least the terms set forth in Schedule D and shall otherwise comply with the terms of this License Agreement and the Holding Company Sublicense. Holding

Company (if it is granted a sublicense by Spielberg Entity) and all sublicensees of Holding Company are referred to in this License Agreement, individually and collectively, as “Sublicensees,” and the Holding Company Sublicense and all sublicenses granted by Holding Company (including the Distribution Agreements and Consumer Products Sublicenses) are referred to in this License Agreement, individually and collectively, as “Sublicenses.” Without limitation of the foregoing, each and every Sublicense shall automatically terminate (except for the permitted continued use of the Licensed Marks as expressly set forth in Paragraph 3(c) below) upon any termination or expiration of this License Agreement. Any changes to the Holding Company Sublicense approved by DWA, or any deviation from the terms set forth in Schedule D, shall require DWA’s prior written consent, including, without limitation, any changes to the provisions in any Sublicense related to automatic termination of such Sublicense. Spielberg Entity agrees that the maximum length of the term of each Consumer Products Sublicense shall be consistent with and no longer than the average length of the terms of the sublicense agreements (including any mandatory extensions thereof, if any) actually entered into by the prior DreamWorks LLC under the 2004 License Agreement in connection with the same or similar Licensed Goods. Spielberg Entity agrees that each Sublicensee shall be a reputable company capable of performing the Licensed Services and/or producing the Licensed Goods bearing the Licensed Marks under its Sublicense of the same general level of quality as under license agreements between DWA and third parties prior to the Effective Date of this License Agreement. Spielberg Entity shall provide DWA with the names and addresses of all Sublicensees and the subject matter of each Sublicense. At DWA’s request, Spielberg Entity shall provide DWA a copy of each Sublicense promptly following execution. Spielberg Entity shall ensure that its Sublicensees comply with the terms of all Sublicenses, and any breach of a

Sublicense by a Sublicensee shall be deemed a breach by Spielberg Entity of this License Agreement. DWA shall be an express third party beneficiary of all Sublicenses with respect to the provisions of such Sublicenses related to the Licensed Marks and shall have the right to enforce such provisions of all Sublicenses to the same extent as if DWA were a party to such Sublicenses. Without limitation of the generality of the foregoing, in the event that Spielberg Entity or Holding Company becomes aware that any Consumer Products Sublicensee has materially breached any provision of the applicable Consumer Products Sublicense related to the Licensed Marks, Spielberg Entity shall promptly issue (or, as applicable, cause Holding Company to issue) a thirty (30) day termination notice to such Sublicensee, and if such Sublicensee does not cure such breach within thirty (30) days of such notice, Spielberg Entity shall (or, as applicable, shall cause Holding Company to) immediately terminate the applicable Consumer Products Sublicense. In the event that Spielberg Entity or Holding Company becomes aware that any Distributor has materially breached the terms of any Distribution Agreement related to the Licensed Marks, Spielberg Entity shall promptly issue (or cause Holding Company to issue) a notice to such Distributor specifying such breach and take appropriate steps to enforce the terms of the applicable Distribution Agreement and protect the Licensed Marks. If such Distributor does not cure such breach of the Distribution Agreement within thirty (30) days of such notice, Spielberg Entity shall (or shall cause Holding Company to) either immediately terminate such Distributor’s right to use the Licensed Marks, suspend such Distributor’s right to use the Licensed Marks until such time as the breach is cured, or meet in person with such Distributor in order to resolve such Distributor’s non-compliance. If such Distributor still has not cured the breach of the Distribution Agreement within sixty (60) days of the original notice, Spielberg Entity shall (or shall cause Holding Company to) either immediately terminate such

Distributor’s right to use the Licensed Marks or suspend such Distributor’s right to use the Licensed Marks until such time as the breach is cured. If such Distributor still has not cured the breach of the Distribution Agreement within ninety (90) days of the original notice, Spielberg Entity shall (or shall cause Holding Company to) immediately terminate such Distributor’s right to use the Licensed Marks. Except as expressly set forth in this Paragraph 2(f), Spielberg Entity and Holding Company shall have no right to sublicense any of the rights or licenses granted under this License Agreement, and any attempt by Spielberg Entity or Holding Company to grant a Sublicense other than as expressly permitted by this Paragraph 2(f) shall be void and shall convey no rights to the purported Sublicensee with respect to the Licensed Marks.

(g) Additions to DWA Registered Territory. This License Agreement shall be automatically amended to add jurisdictions to the DWA Registered Territory (with respect to the Licensed Goods and the Licensed Services for which DWA obtains trademark registrations in the applicable jurisdictions only) in the event that DWA obtains trademark registrations for the Licensed Marks through new registrations. Spielberg Entity may request in writing DWA’s agreement to amend the Licensed Goods in Schedule B to add goods and such agreement will not be unreasonably withheld (provided that Spielberg Entity agrees that it will not be unreasonable for DWA to withhold DWA’s agreement to add (i) any goods related to Animated Motion Pictures, (ii) any goods not based on and featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures or Licensee Hybrid Motion Pictures, or (iii) any goods with respect to which DWA has granted or commenced preparations to grant a license to use any Licensed Marks to a third party on an exclusive basis). Upon any amendment, Spielberg Entity may cause all pertinent Sublicenses to be amended to reflect any additions to Schedules A and/or B.

(h) Spielberg Exclusivity. During the Term, Spielberg agrees to be exclusive to DWA with respect to the development, production, distribution and/or other exploitation (including, without limitation, Spielberg’s personal directing, producing, writing, etc. services) of Animated Motion Pictures (other than Motion Pictures based on the “Tintin” stories and characters created by the author Hergé, or television series based on the “Animaniacs” animated television series that aired from 1993-1998 and was produced by Warner Bros. Animation and Amblin Entertainment), provided, however, that Spielberg may render direction, production, writing or similar services with respect to an Animated Motion Picture fully-funded by Spielberg and/or a third party only (a “Spielberg Animated Picture”), so long as such Spielberg Animated Picture is exclusive to DWA with respect to all distribution and/or other exploitation. Spielberg and/or Spielberg Entity may approach DWA for funding for an Animated Motion Picture, but regardless of whether Spielberg and/or Spielberg Entity approaches DWA for such funding, during the Term, neither Spielberg nor Spielberg Entity will (i) take such Animated Motion Picture to or set up such Animated Motion Picture with another person or entity, or (ii) unless otherwise agreed by DWA in writing, render any services on such Animated Motion Picture except in the event it is fully-funded by Spielberg and/or a third party only as a Spielberg Animated Picture as described in the immediately preceding sentence. If Spielberg or Spielberg Entity delivers (as such term is customarily understood with respect to distribution in the entertainment industry) a fully-financed and completed Spielberg Animated Picture to DWA, DWA agrees to release such Animated Motion Picture on terms to be negotiated in good faith by the parties subject to any then-existing DWA distribution arrangement(s) with a third party(ies) which are deemed pre-approved by Spielberg and Spielberg Entity; provided, however, that if the parties do not or cannot agree on such terms, such Spielberg Animated Picture will not be distributed in any manner during the Term.

(i) Spielberg Entity acknowledges that DWA has pre-existing contractual arrangements with its third party strategic partners Intel and Hewlett-Packard that may limit DWA’s ability to license the Licensed Marks to Spielberg Entity, and to permit Spielberg Entity to grant Sublicenses with respect to the Licensed Marks, for certain uses, as described in Schedule G. Spielberg Entity hereby agrees that the rights and license granted to Spielberg Entity under this License Agreement shall be subject to the terms of DWA’s pre-existing contractual arrangements with its strategic partners as described in Schedule G, including any extensions and renewals of such arrangements (and that DWA shall not be in breach of any of its representations, warranties or other obligations under this License Agreement as a result of such pre-existing contractual arrangements). In the event that Spielberg Entity or any Sublicensee wishes to use any Licensed Marks for any Licensed Good or Licensed Service in a manner that would conflict with DWA’s pre-existing contractual arrangements, DWA will use reasonable commercial efforts to assist Spielberg Entity to secure permission for such use from the applicable third party strategic partner.

3.	Termination, Etc.

(a) The Term of this License Agreement shall commence on the Effective Date and, unless terminated sooner pursuant to Paragraph 3(b), shall continue thereafter until the third (3rd) anniversary of the Effective Date. This License Agreement may be renewed only by mutual written agreement of the parties.

(b) This License Agreement may be terminated in its entirety by Spielberg Entity at any time upon notice to DWA. This License Agreement may be terminated in its entirety by DWA (i) immediately upon notice to Spielberg Entity in the event of a material breach by

Spielberg Entity that remains uncured for a period of thirty (30) days after DWA provides written notice to Spielberg Entity of such claimed material breach; (ii) immediately upon notice to Spielberg Entity in the event of a material breach by Spielberg Entity of any provision of Paragraphs 2(e), 6(a) or 6(d), or a material breach by Spielberg of Paragraph 2(h); (iii) immediately upon notice to Spielberg Entity in the event of a material breach by Spielberg Entity of any provision of Paragraphs 6(b), 6(c), 6(e), 6(f) or 6(g) that remains uncured for a period of five (5) days after DWA provides written notice to Spielberg Entity of such claimed material breach; (iv) immediately upon notice to Spielberg Entity in the event that Spielberg ceases to have Greenlight Authority over each and every Motion Picture financed, produced, acquired and/or released by Holding Company; (v) immediately upon notice to Spielberg Entity in the event that Spielberg does not exercise Greenlight Authority during any period of twenty-four (24) consecutive months with respect to at least one Motion Picture for Theatrical Exhibition or one Television Motion Picture, in each case that is produced or acquired by Holding Company and is released under the Licensed Marks; (vi) immediately upon notice to Spielberg Entity in the event that Spielberg dies or Spielberg has a physical or mental incapacity that impairs his ability to exercise Greenlight Authority over each and every Motion Picture financed, produced, acquired and/or released by Holding Company for a period of three (3) months or longer; (vii) immediately upon notice to Spielberg Entity if any of the following occurs: (A) any Licensee-Related Entity (other than EOne) undergoes a Change of Control, (B) Spielberg Entity is no longer solely and wholly owned and controlled by Spielberg, (C) Storyteller Holding Co., LLC is no longer managed by The Amblin’ Group, LLC (which management includes authority over all business and operations of Storyteller Holding Co., LLC (other than Greenlight Authority with respect to Motion Pictures released under the Participant brand)), (D) The Amblin’ Group, LLC is no longer managed by an entity controlled, directly or indirectly, by Spielberg (which management includes authority over all business and operations of The Amblin Group, LLC, reporting only to the Board of Directors of The Amblin Group, LLC), (E) The Amblin’ Group, LLC is no longer owned by entities all of the voting ownership of which is held, directly or indirectly, by Spielberg, (F) any of Storyteller Production Co., LLC, Storyteller Development Co., LLC, Storyteller Distribution Co., LLC, or Storyteller Financial Services Co., LLC is no longer solely and wholly owned and controlled by Storyteller Holding Co., LLC, (G) Spielberg-Owned Entities cease to beneficially own a larger portion of the equity interest in Storyteller Holding Co., LLC than does any other entity or person (or affiliated group of entities or persons), (H) Spielberg-Owned Entities cease to beneficially own at least thirty-five percent (35%) of the outstanding equity interests of Storyteller Holding Co., LLC, (I) any entity or person (or affiliated group of entities or persons) other than Spielberg-Owned Entities, Participant, Reliance or EOne becomes the beneficial owner of ten percent (10%) or greater equity interest in Storyteller Holding Co., LLC without the prior written approval of DWA, or (J) any of Reliance, EOne or Participant ceases to be an operating entity with ongoing business activities in addition to and separate from its investment in and activities related to Holding Company; or (viii) immediately upon notice to Spielberg Entity if any of the following occurs: (A) any Licensee-Related Entity (other than Reliance, Participant or EOne) files any petition under any bankruptcy, insolvency or similar laws, (B) any involuntary petition under any bankruptcy or similar statute is filed against any Licensee-Related Entity (other than Reliance, Participant or EOne) or a receiver or trustee is appointed to take possession of all or a substantial part of any Licensee-Related Entity’s (other than Reliance,s, Participant’s or EOne’s) assets, (C) any Licensee-Related Entity (other than Reliance, Participant or EOne) makes a general assignment for the benefit of creditors or becomes unable to meet its obligations as they mature, or (D) any Licensee-Related Entity’s (other than Reliance’s, Participant’s or EOne’s) financial condition becomes such as to materially impair or to be reasonably likely to materially impair its performance in accordance with the terms and conditions of this License Agreement. Spielberg Entity shall promptly provide written notice to DWA of the occurrence of an event set forth in this Paragraph 3(b)(iv) through (viii). In addition, if the parties mutually agree to renew this License Agreement following the expiration of the initial three (3) year term, then DWA will have the right to terminate the License Agreement at any time following such renewal upon sixty (60) days’ written notice to Spielberg Entity. In the event of termination of this License Agreement in its entirety by DWA under this Paragraph, all Sublicenses shall automatically terminate by their terms as required by Paragraph 2(f) above (other than as expressly set forth in Paragraph 3(c)), Spielberg Entity will cease (and will cause all Sublicensees to cease) all further use of the Licensed Marks except as expressly permitted hereunder, and Spielberg Entity will take such steps (and cause Holding Company to take such steps) as are necessary to change its corporate names and trade names to ones that do not include any Licensed Mark, to cease use of any domain names containing any Licensed Mark, and to delete all listings of its corporate names and trade names in directories, databases, indices, and other public and private listings, all as soon after termination as commercially possible. In the event that the License Agreement expires pursuant to Paragraph 3(a) or terminates because DWA exercised its right to terminate pursuant to this Paragraph 3(b) other than for Spielberg Entity’s material breach pursuant to any of Paragraphs 3(b)(ii)-(iv) (a “Non-Breach Termination”), DWA agrees that Holding Company or Holding Company’s successor(s)-in-interest may use the Licensed Marks in connection with Completed Films, but only in the manner set forth in Paragraph 3(c) below, and provided that, notwithstanding anything to the contrary in this License Agreement, the parties acknowledge and agree that there shall not be more than thirty (30) Completed Films in the aggregate.

(c) Following any Non-Breach Termination, and subject to all of Spielberg Entity’s obligations under this License Agreement and Holding Company’s obligations under the Holding Company Sublicense, Holding Company may (i) continue to exercise the rights and licenses granted under the Holding Company Sublicense to use the Licensed Marks in connection with any of the following activities, to the extent such activities are included in Licensed Services: (1) distributing or exhibiting any Completed Film; (2) releasing or re-releasing any Completed Film; (3) editing any Completed Film for television Exhibition, DVD Exhibition, or Exhibition in any other media, now known or hereafter developed, or for purposes of territorial distribution, and dubbing or sub-titling any Completed Film into a different language, or for reasons of public taste, or for legal reasons, including but not limited to a claim or the threat of a claim that such Completed Film without such editing might infringe the rights of any third party, and then releasing, distributing, and exhibiting such edited Completed Film; (4) using the Licensed Marks for attribution purposes only, solely to the extent necessary to indicate the fact that such Completed Film was produced and/or distributed by Holding Company, or (5) using and authorizing the use of phrases such as “Based on the Film             Produced [or Presented] by DreamWorks Pictures” for attribution purposes only, solely to the extent required to indicate the relationship between a Completed Film and any sequel to or remake of a Completed Film, and provided that no Licensed Marks are used in connection with such sequel or remake other than as required to indicate such relationship; (ii) for a period of six (6) months after the date of expiration or termination (the “Tail Period”), continue to enter into Consumer Products Sublicenses with respect to Licensed Goods based on and featuring as the primary element of ornamentation and/or design scenes and/or characters from a Completed Film; and (iii) for the remainder of the then-current term (without any extension or renewal) of any Consumer Products Sublicenses entered into during the Term of this License Agreement or during the Tail Period, continue to distribute, advertise and promote Licensed Goods pursuant to such Sublicenses. Except as expressly set forth in this Paragraph 3(c), following any termination or expiration of this License Agreement, Spielberg Entity and Holding Company shall immediately cease and cause their respective Sublicensees to cease all use of the Licensed Marks, including, without limitation, all Exhibition of Motion Pictures under the Licensed Marks, all sales and distribution of any goods or services under the Licensed Marks, and all use of any domain names containing any Licensed Marks. The following sections of this License Agreement shall survive any termination or expiration: 1, 3(c), 6(a)-(e), 9(c), 9(d), 10 and 11. In addition, (A) all limitations, restrictions and other terms of this Agreement applicable to Spielberg Entity’s or any Sublicensee’s continued use of any Licensed Marks after expiration or termination pursuant to this Paragraph 3(c) shall survive during the period of such continued use, and (B) Spielberg Entity shall remain responsible for enforcing the provisions of any Sublicenses applicable to the Licensed Marks to the extent that such provisions survive the termination or expiration of such Sublicenses.

4.	Attribution Notice; Usage Guidelines.

Spielberg Entity agrees that in connection with any use of the Licensed Marks under this License Agreement, it will comply with, and will cause all Sublicensees to comply with, such usage guidelines regarding the use and display of the Licensed Marks, including, without limitation, with respect to notices regarding DWA’s ownership of the Licensed Marks, as DWA may reasonably require from time to time (provided that any changes that DWA makes to its usage guidelines in effect as of the Effective Date will be reasonable and will not materially impair Holding Company’s or its Sublicensees’ use of the Licensed Marks). Without limitation of Paragraph 2(f), Spielberg Entity agrees that it will include (and will cause Holding Company to include) in any Sublicense a requirement that all Sublicensees will comply with such guidelines and use such notices as may be reasonably required by DWA.

5.	Further Assurances, Etc.

(a) DWA shall take such steps as DWA determines are reasonably necessary under the laws of the various jurisdictions in the DWA Registered Territory, as the DWA Registered Territory may be amended from time to time in the manner set forth in Paragraph 2(g), to record this License Agreement, at DWA’s sole expense, in order to facilitate Holding Company’s and the other Sublicensees’ use of the Licensed Marks and enable DWA to enforce the Licensed Marks. If Spielberg Entity or Holding Company has a bona fide intent to use or grant a Sublicense to use the Licensed Marks in a particular jurisdiction where applicable law requires recordal of trademark license agreements and DWA has not previously recorded this License Agreement in such jurisdiction, then Spielberg Entity may request that DWA record the License Agreement in such jurisdiction, and DWA will not unreasonably refuse such request. DWA shall have no obligation to record this License Agreement in any jurisdiction outside the DWA Registered Territory.

(b) Spielberg Entity will (and will require its Sublicensees to) execute such documents and to take such steps, at Spielberg Entity’s sole expense, including, without limitation, by making available to DWA and its counsel documents, information, and witnesses, as may be required by DWA to perfect, confirm, acknowledge, or record this License Agreement in any jurisdiction, to enforce the Licensed Marks as provided in Paragraph 8 below, or otherwise to effectuate the purposes of this License Agreement.

6.	Acknowledgment of DWA’s Ownership of Licensed Marks, Etc.

(a) Spielberg Entity acknowledges and agrees that DWA owns all right, title and interest in and to the Licensed Marks throughout the world, that Spielberg Entity will acquire no ownership interest in or to the Licensed Marks under this License Agreement, and that Spielberg Entity’s interest in the Licensed Marks is limited solely to the license interest conferred by the license expressly granted under this License Agreement. There are no implied licenses under this License Agreement. Spielberg Entity further acknowledges and agrees that all uses of the Licensed Marks by it under this License Agreement and by all Sublicensees under all Sublicenses inure and shall inure to the benefit of DWA and that all goodwill in the Licensed Marks is and shall be owned by DWA.

(b) Spielberg Entity agrees that it will not file, and that it will cause all Sublicensees not to file, any applications to register any Licensed Marks, or any other mark that consists of, colorably imitates, or is confusingly similar to any of the Licensed Marks or any other DreamWorks Marks, in the DWA Registered Territory or in any jurisdiction outside the DWA Registered Territory. Spielberg Entity agrees that it will not register, and that it will cause all Sublicensees not to register, any domain name that includes any Licensed Marks or that consists of, colorably imitates, or is confusingly similar to any of the Licensed Marks or any other DreamWorks Marks, in the DWA Registered Territory or elsewhere in the world.

(c) Spielberg Entity agrees that, except as specifically permitted hereunder, it will make no use, and will cause all Sublicensees to make no use, of any mark that consists of,

colorably imitates, or is confusingly similar to, any of the Licensed Marks or any other DreamWorks Marks.

(d) Spielberg Entity agrees that it will not challenge, or assist any third party, including, without limitation, any Sublicensee, to challenge, the validity of the Licensed Marks or any other DreamWorks Marks or DWA’s ownership thereof or the enforceability of DWA’s rights therein. Spielberg Entity agrees that it will include in each Sublicense a provision that each Sublicensee will not challenge, or assist any third party to challenge, the validity of the Licensed Marks.

(e) Spielberg Entity agrees that it will not, and will cause all Sublicensees not to, alter or modify any Licensed Marks, or combine any Licensed Marks with any other trademark in a manner that creates or may reasonably be deemed to create a composite mark.

(f) Without limitation of anything else in this Paragraph 6, Spielberg Entity shall not, and shall cause its Sublicensees not to, use or display any Licensed Mark with any Illumination Brand, including, without limitation, by using or displaying any Licensed Mark on or in any product, advertising or marketing material, packaging or label, signage or display on or in which any Illumination Brand also appears. Notwithstanding the preceding sentence, Spielberg Entity may permit Holding Company or Universal (if Universal is a sublicensee) to display: (i) Illumination Brand and Licensed Marks (as otherwise permitted under this License Agreement) in presentation booklets and similar marketing materials used to offer both Universal Motion Pictures (including Illumination Brand Motion Pictures) and Licensee Motion Pictures to buyers and potential buyers of such Motion Pictures; and (ii) Illumination Brand and Licensed Marks (as otherwise permitted under this License Agreement) on convention or tradeshow booth/suite signage displayed at, and marketing materials distributed at, conventions or tradeshows where Universal showcases both Illumination Brand Motion Pictures and Licensee Motion Pictures.

7.	Quality Control.

(a) Spielberg Entity agrees to consult (and to cause Holding Company to consult) in good faith with DWA prior to the use of the Licensed Marks in connection with any Licensed Goods and Licensed Services. Without limitation of the foregoing, Spielberg Entity shall not (and shall cause Holding Company not to) use any Licensed Marks in connection with any Television Motion Pictures without DWA’s approval in advance in writing, such approval not to be unreasonably withheld. For avoidance of doubt, if DWA approves a television series, such approval shall apply to all episodes in such series, provided that the foregoing shall not limit Spielberg Entity’s or Holding Company’s quality control obligations with respect to all episodes in such series, nor shall it limit DWA’s rights to inspect and approve such quality as set forth in Paragraph 7(d).

(b) Spielberg Entity agrees that it will use, and will cause all Sublicensees to use, the Licensed Marks only in connection with Licensed Goods and Licensed Services of such quality as will protect and enhance the goodwill, image and reputation adhering to the Licensed Marks, and, without limiting the generality of the foregoing, of a quality at least equal to that of similar goods and services provided or sold by DWA and DWA’s other licensees. Licensed Goods and Licensed Services that are of a quality at least equal to that of similar goods and services provided or sold by DWA and DWA’s other licensees will be deemed to have met the foregoing quality requirement.

(c) Spielberg Entity agrees to conform its uses, and to cause all Sublicensees to conform their uses, of the Licensed Marks under this License Agreement to the usage guidelines set forth in Schedule E attached hereto, which Schedule E may be amended by DWA from time to time through written notice to Spielberg Entity in the manner set forth in Paragraph 11(a) below (and provided that Spielberg Entity and its Sublicensees will be given a reasonable period of time in which to apply any such changes). In the event that Spielberg Entity wishes to use or permit any Sublicensee to use the Licensed Marks in a manner that deviates from the usage guidelines set forth in Schedule E attached hereto, Spielberg Entity shall seek approval from DWA in writing for such use.

(d) DWA shall have the right to inspect and approve the quality of all Licensed Goods and Licensed Services in connection with which Spielberg Entity or any Sublicenses uses any Licensed Marks, and Spielberg Entity shall not (and shall ensure that its Sublicensees do not) use any Licensed Mark in connection with any Licensed Goods or Licensed Services that have been disapproved by DWA. As requested by DWA, Spielberg Entity agrees to submit to DWA for review and approval a sample of any Licensed Goods in connection with which Spielberg Entity or any Sublicenses is using or intends to use any Licensed Marks, and a sample of any materials and information regarding any Licensed Services in connection with which Spielberg Entity or any Sublicensee is using or intends to use any Licensed Marks, which approval shall not be unreasonably withheld by DWA. DWA’s failure to disapprove a sample in writing within 10 business days of receipt shall be deemed approval. DWA agrees to specify in writing the reasons for its disapproval of any such sample in the applicable disapproval notice. For avoidance of doubt, DWA’s inspection and approval rights as set forth in this Paragraph 7(d) are only to allow DWA to ensure that the Licensed Goods and Licensed Services meet the quality standards set forth in this License Agreement, and do not give DWA creative control over Holding Company’s Motion Pictures. In addition, Spielberg Entity and Holding Company will not be required to submit Motion Pictures intended for initial Theatrical Exhibition for approval by DWA, [***].

(e) Spielberg Entity shall ensure that once DWA has approved any sample pursuant to Paragraph 7(d), the applicable Licensed Goods and Licensed Services will not thereafter materially deviate from the sample approved by DWA.

(f) Spielberg Entity shall, and shall cause each Sublicensee to, (a) conduct its business in accord with the highest business and ethical standards (provided that a Sublicensee shall be deemed to have satisfied this standard if it complies with standards at least equivalent to those that DWA requires of its own third party licensees), and in a manner that reflects positively on the Licensed Marks; (b) not derogate DWA’s rights in the Licensed Marks or the value of the Licensed Marks; (c) take no action that would interfere with, diminish or tarnish those rights or value; (d) not engage in any unfair, anticompetitive or unlawful business practices in connection with any use of the Licensed Marks or the manufacturing, sale, marketing and distribution of any Licensed Goods or the performance of any Licensed Services under the Licensed Marks; (e) not use the Licensed Marks or conduct its business in any manner that infringes or misappropriates any third party’s trademark, copyright, patent, trade secret, privacy or publicity right, or other intellectual property or proprietary right, or that is defamatory or obscene; and (f) comply with all applicable local, state and federal laws, regulations, rules, and ordinances governing its business in connection with any use of the Licensed Marks or the manufacturing, sale, marketing and distribution of any Licensed Goods or the performance of any Licensed Services under the Licensed Marks. Spielberg Entity shall, and shall cause each Sublicensee to reasonably cooperate with and assist DWA to monitor and ensure Spielberg Entity’s and each Sublicensee’s compliance with this Paragraph 7(f).

[***] Certain material on this page has been redacted and filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2.

8.	Enforcement; Expansion of Rights; Etc.

(a) Spielberg Entity agrees to advise DWA promptly and in writing of any instances of possible infringement or dilution of, or unfair competition or cybersquatting regarding, the Licensed Marks in the DWA Registered Territory or elsewhere in the world that come to the attention of Spielberg Entity or Holding Company (collectively “Infringements”). Upon receipt of such notification or at any time, DWA may take such action as it deems appropriate to protect the Licensed Marks, after consultation in good faith with Spielberg Entity if the Infringement is in the DWA Registered Territory and within the scope of the DWA Registered Trademark Rights and relates to goods or services within the field of use of Spielberg Entity’s license hereunder (provided that the final decision of whether or not to take such action shall be in DWA’s sole discretion), including, without limitation, criminal, civil, or administrative proceedings and litigation, through counsel of DWA’s choice, which counsel shall be reasonably acceptable to Spielberg Entity if the Infringement is in the DWA Registered Territory and within the scope of the DWA Registered Trademark Rights and relates to goods or services within the field of use of Spielberg Entity’s license hereunder. DWA shall have the sole right (but no obligation) to take any such action and shall have the sole right to control any litigation or other proceeding. Where litigation or other proceeding by DWA involves an Infringement, the attorneys’ fees and other expenses of such litigation or other proceeding (collectively “Expenses”), and any sums obtained by way of judgment or settlement from such litigation or other proceeding (a “Recovery”), shall be allocated as follows: (i) if the Infringement involves only the Licensed Marks and only Licensed Goods or Licensed Services as to which Spielberg Entity has an exclusive license of the Licensed Marks, and Spielberg Entity has agreed that such action should be taken, Spielberg Entity shall reimburse DWA for all documented Expenses and shall keep any Recovery (and

DWA agrees that any such reimbursed Expenses allocable to attorneys’ fees or other third party professional services shall be charged at hourly rates that do not deviate materially from the hourly rates that DWA pays to the applicable service providers in matters undertaken on its own behalf); and (ii) if the Infringement involves any DreamWorks Marks other than the Licensed Marks and/or any Licensed Goods or Licensed Services as to which Spielberg Entity has a non-exclusive license of the Licensed Marks, or if Spielberg Entity does not agree that such action should be taken, DWA shall bear all Expenses and shall keep any Recovery. Where litigation by DWA against an Infringement also includes claims by Spielberg Entity based upon Spielberg Entity’s intellectual property rights or other rights unrelated to the Licensed Marks (e.g., Spielberg Entity’s rights in a Motion Picture), each of DWA and Spielberg Entity shall bear its own Expenses and shall keep any Recovery that pertain to the claims asserted by it, unless DWA and Spielberg Entity elect to assert their respective claims through the same counsel, in which case they shall agree in good faith regarding the allocation of Expenses and Recovery. Nothing in this License Agreement imposes any obligations on DWA with respect to any infringement or dilution of, or unfair competition or cybersquatting regarding, the Licensed Marks outside the DWA Registered Territory or outside the scope of the DWA Registered Trademark Rights.

(b) Spielberg Entity agrees (and will cause its Sublicensees to agree) at DWA’s request to be and, as necessary, to remain, the sole party or a joint party with DWA, and otherwise to cooperate with and assist DWA, in any litigation or other proceeding involving a claim based upon the Licensed Marks, including, without limitation, in the event that the substantive law of a particular jurisdiction requires Spielberg Entity or any Sublicensee to be a party, whether because the status of the recordation of an assignment, this Licensed Agreement or any related documents in that jurisdiction as of the time of the commencement of such litigation or other proceeding does not permit DWA to proceed without Spielberg Entity or such Sublicensee joining as a party, or for any other reason. The allocation of Expenses and Recovery in litigation or other proceeding, in which Spielberg Entity or any Sublicensee must be a joint party with DWA, or a sole party, shall also be governed by Paragraph 8(a) above to the extent applicable.

(c) DWA and Spielberg Entity agree that in connection with any litigation or other proceeding by DWA to which sub-Paragraph 8(a)(i) above applies, DWA shall not compromise the litigation in a manner that affects Spielberg Entity’s rights hereunder without good faith consultation with Spielberg Entity, and that in any other litigation by DWA, including, without limitation, any litigation to which sub-Paragraph 8(a)(ii) above applies, DWA may prosecute and compromise the litigation in its sole discretion.

(d) Spielberg Entity may request DWA to file applications to register the Licensed Marks for the Licensed Goods and Licensed Services in countries outside the DWA Registered Territory, to register the Licensed Marks in jurisdictions in the DWA Registered Territory for goods and services in addition to the Licensed Goods and Licensed Services, and to register domain names containing the Licensed Marks. In response to any such request, DWA shall decide whether to file such applications for trademark and service mark registration, and to register such domain names, in the exercise of its reasonable business judgment. The attorneys’ fees and expenses in connection with the filing and prosecution of such applications that DWA agrees to file, or the registration of such domain names that DWA agrees to register, shall be shared equally by DWA and Spielberg Entity. DWA agrees to prosecute any such applications for trademark or service mark registration and to maintain all existing and future registrations of the Licensed Marks and domain name registrations, unless DWA decides in its reasonable business judgment to abandon any such applications or not to renew any such registrations (and DWA will not abandon any such application or fail to renew any such registration in any jurisdiction in the DWA Registered Territory where Spielberg Entity is then using the applicable Licensed Mark for the applicable Licensed Goods or Licensed Services without good faith consultation with Spielberg Entity). Nothing in this License Agreement imposes any obligations on DWA with respect to prosecution or maintenance of any applications or registrations for Licensed Marks outside the DWA Registered Territory or outside the scope of the DWA Registered Trademark Rights (other than to exercise its reasonable business judgment in considering requests for additional filings as expressly set forth above). Without limitation of Paragraph 6(a), DWA will own all domain names that incorporate any DreamWorks Marks, including the Licensed Domain Names. DWA will use commercially reasonable efforts to cause the Licensed Domain Names to resolve to such websites as are directed by Spielberg Entity, provided that the use of any DreamWorks Marks on such websites and any materials displayed on or otherwise made available through such websites complies with the terms of this License Agreement.

9.	Representations and Warranties.

(a) DWA represents and warrants to Spielberg Entity that: (i) it has the right, power, and authority to enter into and fully perform its obligations under this License Agreement; and (ii) this License Agreement is a binding agreement as to DWA that is enforceable against DWA according to its terms.

(b) Spielberg Entity represents and warrants to DWA that: (i) Spielberg Entity will throughout the Term of this License Agreement maintain sufficient control over all Sublicensees to fulfill Spielberg Entity’s obligations to cause all Sublicensees to comply with the Sublicenses and otherwise take or refrain from taking the actions specified hereunder; (ii) Spielberg Entity’s and its Sublicensees’ use of the Licensed Marks, and the conduct of its and their business under the Licensed Marks, shall be in accordance with all applicable laws, (iii) Spielberg Entity has the right, power, and authority to enter into and fully perform its obligations under this License Agreement; and (iv) this License Agreement is a binding agreement as to Spielberg Entity that is enforceable against Spielberg Entity according to its terms.

(c) The Licensed Marks are provided to Spielberg Entity “as is” without any warranty express or implied, and DWA hereby specifically disclaims any warranties, express or implied, including, without limitation, the warranties of merchantability, fitness for a particular purpose, title and non-infringement of third-party rights, and any warranties that may arise due to course of performance, course of dealing or usage of trade, related to the Licensed Marks or, except as expressly set forth in Paragraph 9(a) above, any other subject matter of this License Agreement.

(d) In no event shall DWA be liable for any indirect, special or consequential damages, or damages for loss of profits, loss of goodwill or otherwise, arising from or relating to this License Agreement or the Licensed Marks, even if DWA is expressly advised of the possibility of such damages. DWA’s total liability arising from or relating to this License Agreement or the subject matter hereof shall not exceed two hundred fifty thousand dollars ($250,000). The foregoing limitation of liability and exclusion of certain damages shall apply regardless of the failure of essential purpose of any remedies available to either party.

10.	Indemnification.

(a) DWA agrees to indemnify, defend, and hold harmless Spielberg Entity from and against any claim, demand, cause of action, or suit for trademark, service mark, or trade name infringement, or for dilution, cybersquatting, or unfair competition that is asserted against

Spielberg Entity by a third party solely to the extent based on Spielberg Entity’s or any Sublicensee’s use of the Licensed Marks for Licensed Goods or Licensed Services in the DWA Registered Territory and within the scope of the DWA Registered Trademark Rights as expressly permitted under this License Agreement (each a “Trademark Claim”), subject to the limitation of liability in Paragraph 9(d). Spielberg Entity agrees that upon receipt of notice of any Trademark Claim, it will promptly tender such Trademark Claim in writing to DWA in the manner set forth in Paragraph 11(a) below, and DWA agrees that it will defend Spielberg Entity against such Trademark Claim at DWA’s expense and through counsel of DWA’s choosing. DWA may defend or compromise any Trademark Claim and agrees to pay any judgment or settlement on any Trademark Claim (in each case, subject to the limitation of liability set forth in Paragraph 9(d)), provided that DWA will not agree to any settlement that affects Spielberg Entity’s rights hereunder without good faith consultation with Spielberg Entity. Spielberg Entity agrees that it will cooperate fully with, and will cause all applicable Sublicensees to cooperate fully with, DWA and its counsel in DWA’s defense of any Trademark Claim. DWA agrees to carry such insurance as may be reasonable to insure the fulfillment of DWA’s indemnity obligations with respect to Trademark Claims. In the event of any Trademark Claim, DWA may, in its discretion (i) procure for Spielberg Entity the right to continue using and/or sublicensing (as applicable with respect to the claim at issue) the Licensed Marks that are allegedly infringing, (ii) provide Spielberg Entity with substitute marks that do not infringe any third party trademarks, or (iii) if neither (i) nor (ii) is feasible using commercially reasonable efforts, terminate Spielberg Entity’s license with respect to the applicable Licensed Marks in the relevant jurisdiction and for the relevant Licensed Goods or Licensed Services, as DWA deems necessary to avoid any further infringement or alleged infringement. Under no circumstances shall DWA be obligated to defend, indemnify or hold harmless Spielberg Entity with respect to continued use of any Licensed Mark after DWA has taken any of steps (i), (ii) or (iii) as described in the preceding sentence. Spielberg Entity agrees that, notwithstanding anything to the contrary in this License Agreement, in the event that Spielberg Entity seeks indemnification from DWA with respect to any claim for which Holding Company or another Sublicensee has sought indemnification from Spielberg Entity under any Sublicense, as a condition to any obligation of DWA to provide such indemnification hereunder, Spielberg Entity shall give DWA the option (to be exercised in DWA’s sole discretion) to assume and control the defense and settlement of such claim through counsel of DWA’s choosing. In such circumstances, DWA may fulfill any obligations it may have to Spielberg Entity under this Paragraph 10(a) by doing either of the following in DWA’s sole discretion: (1) permitting Spielberg Entity to control the defense and settlement of the claim against the Sublicensee, and reimbursing Spielberg Entity for the reasonable costs of such defense and for any judgment or settlement amounts paid by Spielberg Entity as otherwise required by this Paragraph 10(a), subject to the limitation of liability set forth in Paragraph 9(d) (and provided that any such settlement is approved by DWA), or (2) assuming control of the defense and settlement of the claim against the Sublicensee, and paying any such judgment and settlement amounts itself, subject to the limitation of liability set forth in Paragraph 9(d). DWA’s right to control the defense and settlement of such claim shall continue until such time as DWA gives notice to Spielberg Entity that DWA’s aggregate costs of such defense (including, without limitation, attorneys’ fees), and any judgment or settlement amounts, equal or exceed the amount of DWA’s limitation of liability set forth in Paragraph 9(d) and that DWA, therefore, has fulfilled its entire indemnification obligation to Spielberg Entity (such notice, a “Limitation Notice”). Upon receipt of a Limitation Notice with respect to any claim, Spielberg Entity may assume control of the defense and settlement (and DWA shall have no further obligation to indemnify or defend DW II with respect to such claim); provided, however, that DWA shall retain the right (but not the obligation) to participate in the defense and settlement of the claim with counsel of its choice at its own expense, and to control any aspects of such defense and settlement that relate to, or that have the potential to impact, DWA or any DreamWorks Marks (or DWA’s rights therein or ownership thereof), including, without limitation, the scope, validity or enforceability of any DreamWorks Marks (collectively, “DWA-Controlled Matters”), and Spielberg Entity shall not file any papers or otherwise take any position in the defense of the claim or enter into any settlement with respect to any DWA-Controlled Matters without DWA’s prior written approval. Spielberg Entity shall ensure that each Sublicense in which any indemnification related to the Licensed Marks is provided to the applicable Sublicensee requires such Sublicensee to agree that DWA may, at its option, assume and control the defense and settlement of such claim through counsel of DWA’s choosing as described above.

(b) Spielberg Entity agrees to indemnify, defend, and hold harmless DWA, and to obligate each Sublicensee to indemnify, defend, and hold harmless DWA, from and against any claim, demand, cause of action, or suit that is asserted against DWA by a third party arising out of or relating to (i) any Licensed Goods or Licensed Services, including, without limitation, Spielberg Entity’s or any Sublicensee’s manufacture, advertisement, promotion, marketing, offering for sale, sale, or distribution of any Licensed Goods, or Spielberg Entity’s or any Sublicensee’s advertisement, promotion, marketing, offering for sale, sale, or rendition of any Licensed Services, unless such claim, demand, cause of action, or suit is a Trademark Claim for which DWA is required to indemnify Spielberg Entity pursuant to Paragraph 10(a), (ii) any Sublicense, unless such claim, demand, cause of action, or suit is a Trademark Claim for which

DWA is required to indemnify Spielberg Entity pursuant to Paragraph 10(a), or (iii) Spielberg Entity’s or any Sublicensee’s use of any Licensed Mark outside the DWA Registered Territory or outside the scope of the DWA Registered Trademark Rights or any use other than as expressly permitted by this License Agreement or other breach of this License Agreement (each a “Licensee Claim”). Licensee Claims include, without limitation, all claims, demands, causes of action, or suits for copyright infringement, libel, violation or infringement of the right of publicity, violation or invasion of the right of privacy, disparagement, theft of ideas, patent infringement, breach of contract, negligence, strict liability, and product liability arising out of or relating to Licensed Goods or Licensed Services, including, without limitation, Spielberg Entity’s or any Sublicensee’s manufacture, advertisement, promotion, marketing, offering for sale, sale, or distribution of Licensed Goods, and Spielberg Entity’s or any Sublicensee’s advertisement, promotion, marketing, offering for sale, sale, or rendition of Licensed Services (except where such claims, demands, causes of action, or suits are based solely upon Spielberg Entity’s or any Sublicensee’s use of the Licensed Marks as expressly permitted under this License Agreement in the DWA Registered Territory and within the scope of the DWA Registered Trademark Rights). DWA agrees that, upon receipt of any Licensee Claim for which it wishes to receive indemnification hereunder, it will promptly tender such claim in writing to Spielberg Entity in the manner set forth in Paragraph 11(a) below, and Spielberg Entity agrees that it will defend DWA against such Licensee Claim at Spielberg Entity’s expense and through counsel of Spielberg Entity’s choosing, provided that DWA may participate in the defense using counsel of its choice at its own expense. Spielberg Entity may defend or compromise any Licensee Claim and agrees to pay any judgment or settlement on any Licensee Claim, provided that Spielberg Entity will not agree to any settlement that imposes any material obligations on

DWA or affects any Licensed Marks or DWA’s rights therein without the approval of DWA, which approval shall not be unreasonably withheld. Spielberg Entity shall maintain in full force and effect at all times while this License Agreement is in effect and for three years thereafter, (1) commercial general liability insurance, including products and completed operations coverage, broad form property damage, contractual liability, bodily injury (including death), and personal and advertising injury liability, with minimum limits of $1,000,000 each occurrence and $2,000,000 in the aggregate, and including a waiver of subrogation in favor of DWA; (2) umbrella excess liability insurance with minimum limits of $5,000,000 each occurrence and $5,000,000 in the aggregate; and (3) errors and omissions liability insurance with minimum limits of $10,000,000 each claim and $10,000,000 in the aggregate, covering all of Spielberg Entity’s and its subsidiaries’ and affiliates’ business activities in the field of entertainment. The general liability and errors and omissions liability policies shall name as additional insureds DWA and its parents, subsidiaries, affiliates, successors and assigns and the directors, officers, employees, agents and representatives of the foregoing. All coverage shall be primary and non-contributory, and must be underwritten by a carrier with a minimum Best’s Guide rating of A-, VII. Spielberg Entity shall deliver to DWA a certificate of insurance evidencing satisfactory coverage and indicating that DWA shall receive thirty (30) days unrestricted prior written notice of cancellation, non-renewal or any material change in coverage. For avoidance of doubt, Spielberg Entity will be deemed to have met the above insurance requirements if it is designated as a named insured on insurance policies maintained by Holding Company that meet such requirements. Compliance herewith in no way limits Spielberg Entity’s indemnity obligations hereunder.

11.	Miscellaneous

(a) Any notices required or which may be given hereunder shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, by facsimile (with confirmation of receipt), or by e-mail (with confirmation of receipt), to the addresses set forth above, or such other addresses as may be designated by the parties from time to time in writing under this License Agreement. All notices sent to DWA and Spielberg Entity shall be sent to the attention of the General Counsel. All notices sent to Spielberg may be sent to the address for Spielberg Entity. All notices are effective upon confirmed receipt.

(b) The parties agree that any dispute to interpret or enforce, or otherwise arising out of or relating to, this License Agreement shall be determined by final and binding arbitration before JAMS according to the then most applicable JAMS Comprehensive Arbitration Rules and Procedures (“JAMS”), provided always that: (a) the arbitration shall be conducted before a single neutral arbitrator with at least ten (10) years experience in the trademark licensing business, appointed by mutual agreement of the parties within five (5) business days from the date the notice of arbitration is delivered by the petitioning party; (b) the parties shall be entitled to discovery as provided in California Code of Civil Procedure sections 1283.05 and 1283.1; (c) in deciding any such matter, the arbitrator shall follow the substantive law of the State of California or Federal Law as it would be applied by California courts; (d) the place of arbitration shall be Los Angeles, California, (e) nothing in this Paragraph 11(b) shall prevent either from, without waiving its right to arbitration, seeking preliminary or interlocutory relief from a court of competent jurisdiction; (f) all arbitration proceedings (including any discovery and other evidence in connection therewith) shall be closed to the public and shall remain confidential; and (g) arbitration awards hereunder may be entered and enforced as provided in California Code of

Civil Procedure sections 1285 et seq. If the arbitrator is not selected by mutual consent within five (5) business days from the date the notice of arbitration is delivered by the petitioning party, the rules of JAMS with respect to the selection of an arbitrator shall apply. Notwithstanding the foregoing, before proceedings are initiated hereunder, the Parties or their designated representatives shall meet and in good faith attempt to resolve the dispute. Notwithstanding the foregoing, any disputes submitted to binding arbitration pursuant to Paragraph 11(b), above, that affect the timely release of a motion picture for initial theatrical exhibition shall commence within seven (7) business days from the date the notice is delivered by the petitioning party and the arbitrator shall rule not later than ten (10) business days after the date the notice is delivered. The hearing shall be conducted by the arbitrator for as many days as the arbitrator determines to allow; provided, that the hearing shall conclude, and the arbitrator shall rule, not later than ten (10) business days after the date the notice is delivered.

(c) With the express written consent of DWA, which consent shall not be unreasonably withheld, Spielberg Entity may assign this License Agreement in its entirety only to another entity wholly owned and controlled by Spielberg and for which Spielberg has, and is able to exercise, Greenlight Authority with respect to such entity’s activities related to the production, distribution and financing of Motion Pictures. Except as expressly set forth in the previous sentence, neither Spielberg Entity nor Spielberg shall have any right to assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this License Agreement or any rights or obligations under this License Agreement without DWA’s express written consent, which DWA may withhold or deny in its sole discretion. Except as provided herein, any purported assignment, transfer, or delegation by Spielberg Entity or Spielberg shall be null and void. DWA may assign, sell, transfer, delegate or otherwise dispose of this License Agreement freely. Subject to the foregoing, this License Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. For avoidance of doubt, nothing in this Paragraph 11(c) shall prevent Spielberg Entity from granting Sublicenses as otherwise expressly permitted by this License Agreement.

(d) Notwithstanding anything in this License Agreement to the contrary, Spielberg Entity and Spielberg hereby irrevocably waive any right to seek and/or obtain equitable and/or injunctive relief related to DWA’s or any of its affiliates’ production, distribution, license and/or other exploitation of any Motion Picture and/or other production, content, material, goods or services; and Spielberg Entity’s and Spielberg’s sole and exclusive remedy in connection therewith shall be an action for damages. The foregoing shall not prevent Spielberg Entity from seeking injunctive relief against any sublicensee of DWA to whom DWA has granted a license to use the Licensed Marks in connection with non-family oriented Live-Action Motion Pictures in violation of the exclusivity granted to Spielberg Entity in this License Agreement.

(e) This License Agreement shall be governed by, and construed in accordance with, the laws of the State of California applicable to contracts made and to be performed therein and without regard to its conflicts of laws rules that would result in the application of the laws of another jurisdiction.

(f) This License Agreement, together with the Schedules thereto, constitutes the entire agreement between DWA, Spielberg Entity and Spielberg with respect to its subject matter, and supersedes any prior agreement, understanding, representation, promise, or negotiations between the parties, whether oral or written, express or implied. Without limitation of the generality of the foregoing, this License Agreement supersedes the Prior License

Agreement, which has expired pursuant to its terms. For avoidance of doubt, however, any provisions of the Prior License Agreement that are identified in the Prior License Agreement as surviving termination or expiration will so survive notwithstanding this License Agreement, except to the extent that such surviving provisions conflict with the rights and obligations of the parties under this License Agreement (in which case, this License Agreement will control and will resolve such conflict).

(g) If any provision of this License Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed herein.

(h) DWA, Spielberg Entity and Spielberg are not, and shall not be considered to be, joint venturers, partners, agents or employees of each other, and no party shall have the power to bind or obligate any other party except as specifically set forth in this License Agreement. Except as expressly set forth herein or otherwise agreed to in writing by the parties, there shall be no liability on the part of one party hereto for any debts incurred by any other party.

(i) The subject headings of this License Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

(j) The waiver by any party of a breach of or a default under any provision of this License Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this License Agreement, nor shall any delay or omission on the part of any party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.

(k) This License Agreement is made and entered into for the sole protection and benefit of the parties hereto and is not intended to convey any rights or benefits to any third party, nor will this License Agreement be interpreted to convey any rights or benefits to any person or entity except the parties hereto.

[SIGNATURES ON NEXT PAGE]

WHEREFORE, the parties have executed this License Agreement as of the Effective Date by the signature below of their duly-authorized representatives.

DW II MANAGEMENT, INC.		DREAMWORKS ANIMATION LLC

By:	/s/ Michael Rutman	By:	/s/ Jeffrey Katzenberg

Name:	Michael Rutman	Name:	Jeffrey Katzenberg

Position:	CFO	Position:	Chief Executive Officer

STEVEN SPIELBERG (with respect to Paragraph 2(h) (Spielberg Exclusivity) and the applicable provisions of Paragraph 11 (Miscellaneous) only)

/s/ Steven Spielberg

Schedule A

(Licensed Mark in Design Mark Form)

Schedule B

(Licensed Goods)

All of the following merchandising and promotional items distributed and/or sold in connection with the Licensed Services:

Metal keys chains and statuettes featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Knives, spoons, and forks, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Pre-recorded videotapes and DVDs containing Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures, pre-recorded compact discs and audio tapes containing sound tracks from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures, prerecorded audio tapes containing music from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Interactive Video Games, computer game cartridges, computer game cassettes, computer game tapes, Video Game cartridges, Video Game cassettes, and multimedia software for playing games, all based exclusively on scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures and all subject to Paragraph 2(d) of the License Agreement;

Electronic equipment, glasses and sunglasses, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Bicycles, scooters, and automobiles, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Clocks and watches, and jewelry, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Books, comic books, coloring books, loose-leaf binders, spiral-bound notebooks, note pads, writing pads, calendars, scrapbook albums, photograph albums, sticker albums, stickers, pencils, pens, playing cards, postcards, trading cards, greeting cards, painting sets, posters, cells, and two-dimensional prints, credit cards; binders; vinyl character stickers; character stamps; address books, coin albums; scrap book albums; appointment books; blank bank checks; book covers; book marks, stationery boxes, checkbook covers; decals, desk sets; diaries; paper napkins and tablecloths; gift wrapping paper; paper party decorations; scrap books; stationery portfolios; and bumper stickers, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Tote bags and umbrellas, handbags, wallets, all-purpose athletic bags; attaché cases; back packs; beach bags; umbrellas; beach umbrellas; book bags; business card cases; calling card cases; credit card cases; document cases; key cases; overnight cases; passport cases; purses; duffle bags; fanny packs; handbags; knapsacks; luggage; school bags; school book bags, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Novelty items, ornamental novelty buttons and non-ornamental novelty pins; toy boxes and toy chests; and sleeping bags, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Plastic squeeze bottles, beverage glassware, mugs, plates, figures, and figurines, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Sacks and bags made of canvas, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Blankets, comforters, bed linens, bed sheets, bedspreads, curtains, towels, bed pillow covers, napkins, tablecloths, potholders; oven mitts; kitchen towels and window coverings, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Clothing, footwear and headwear, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures;

Sporting goods and toys, including action figures and accessories therefore, bathtub toys, kites, board games, handheld units for playing electronic games, dies cast miniature toy vehicles, dolls, doll accessories, doll clothing, bean bag dolls, bendable play figures, flying disks, inflatable vinyl play figures, jigsaw puzzles, marbles, plush toys, puppets, ride-on toys, skateboards, snowboards, balloons, roller skates, toy banks, water-squirting toys, stuffed toys and toy animals, toy vehicles, pinball machines, and model craft kits of toy figures, rubber action balls, action-type target games, electronic and non-electronic dart games, costume masks, face masks, and wind-up toys; and Christmas tree ornaments, all featuring as the primary element of ornamentation and/or design scenes and/or characters from Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures.

Schedule C

(Licensed Services)

The production, distribution, marketing, promotion, exhibition and performance of Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures, in all media now known or hereafter devised (including, without limitation, film, audio tapes, videotapes, CD-ROMs, DVDs and digital (e.g., Internet) transmission), and other services directly related to and necessary for the production, distribution, marketing, promotion, exhibition and performance of Licensee Live-Action Motion Pictures and Licensee Hybrid Motion Pictures, but excluding Live Stage Performances and excluding any and all services related to the production, distribution, exhibition and performance of Animated Motion Pictures.

Schedule D

(Required Terms for Distribution Agreements and Consumer Products Sublicenses)

Each Distribution Agreement and Consumer Products Sublicense shall:

1. Grant only the licenses permitted to be granted as expressly set forth in the License Agreement, and shall include all applicable restrictions and limitations set forth in the License Agreement;

2. Not purport to make any representations or warranties on behalf of, or otherwise impose any obligations on, DWA or any of its affiliates or subsidiaries, and shall contain an express acknowledgment and agreement by the applicable Sublicensee that DWA has no obligations to such Sublicensee under the Sublicense, and that DWA shall have no liability to such Sublicensee arising from or relating to the Sublicense, the Licensed Marks or any other subject matter of the Sublicense;

3. Prohibit sublicensing by the Sublicensee except as expressly permitted under the License Agreement;

4. Require the applicable Sublicensee to indemnify, defend and hold harmless DWA from and against any Licensee Claim (as defined in Paragraph 10(a) of the License Agreement);

5. Not contain any provision (such as a limitation of liability or damages cap) limiting or purporting to limit the indemnification to be provided to DWA as set forth in Paragraph 4 of this Schedule D;

6. Require the applicable Sublicense to maintain sufficient insurance to ensure the fulfillment of such Sublicensee’s indemnification obligations to DWA as set forth in Paragraph 4 of this Schedule D;

7. Require each Sublicensee to use the Licensed Marks only in connection with Licensed Goods and Licensed Services of such quality as will protect and enhance the goodwill,

image and reputation adhering to the Licensed Marks, and, without limiting the generality of the foregoing, of a quality at least equal to that of similar goods and services provided or sold by DWA and DWA’s other licensees;

8. Require each Sublicensee to provide samples for inspection and approval pursuant to Paragraph 7(d) of the License Agreement;

9. Require each Sublicensee to conform its uses of the Licensed Marks to the usage guidelines set forth in Schedule F, including as Schedule E may be amended by DWA from time to time as set forth in the License Agreement.

10. Require each Sublicensee to acknowledge and agree that DWA has the sole right (but no obligation) to take action against infringement, misappropriation or other violation of the Licensed Marks.

11. Provide that the license to use the Licensed Marks under the applicable Sublicense will automatically terminate upon the termination or expiration of the License Agreement (other than with respect to Completed Films, to the extent applicable pursuant to Paragraph 3(b) of the License Agreement) without notice or further act by any party;

12. With respect to each Distribution Agreement (and without limitation of the other requirements of this Schedule D or anything else in the License Agreement), include the “holdback” provisions set forth in Paragraph 2(e) of the License Agreement;

13. With respect to the Universal Distribution Agreement and any related Consumer Products Sublicenses (and without limitation of the other requirements of this Schedule D or anything else in the License Agreement), include the restrictions regarding use of Licensed Marks with the Illumination Brand as set forth in Paragraph 6(f) of the License Agreement;

14. Be governed by the law of the State of California as applicable to contracts made and to be performed therein and without regard to its conflicts of laws rules that would result in the application of the laws of another jurisdiction, and designate Los Angeles, California as the exclusive jurisdiction and venue for resolution of any and all disputes arising out of or relating to the Sublicense;

15. Require each Sublicensee to acknowledge and agree that (a) DWA owns all right, title and interest in and to the Licensed Marks throughout the world, (b) Sublicensee will acquire no ownership interest in or to the Licensed Marks under the Sublicense, (c) Sublicensee’s interest in the Licensed Marks is limited solely to the license interest conferred by the license expressly granted under the Sublicense, (d) there are no implied licenses under the Sublicense, and (e) all use of the Licensed Marks shall inure to the benefit of DWA and all goodwill in the Licensed Marks is and shall be owned by DWA.

16. Prohibit each Sublicensee from (a) filing any applications to register any Licensed Marks, or any other mark that consists of, colorably imitates, or is confusingly similar to any of the Licensed Marks or any other DreamWorks Marks anywhere in the world, (b) registering any domain name that includes any Licensed Marks or that consists of, colorably imitates, or is confusingly similar to any of the Licensed Marks or any other DreamWorks Marks anywhere in the world, (c) using, except as specifically permitted under the applicable Sublicense, any mark that consists of, colorably imitates, or is confusingly similar to, any of the Licensed Marks or any other DreamWorks Marks, (d) challenging, or assisting any third party to challenge, the validity of the Licensed Marks or any other DreamWorks Marks or DWA’s ownership thereof or the enforceability of DWA’s rights therein, (e) altering or modifying any Licensed Marks, or combining any Licensed Marks with any other trademark in a manner that creates or may reasonably be deemed to create a composite mark;

17. Require each Sublicensee to (a) conduct its business in accord with the highest business and ethical standards and in a manner that reflects positively on the Licensed Marks; (b) not derogate DWA’s rights in the Licensed Marks or the value of the Licensed Marks; (c) take no action that would interfere with, diminish or tarnish those rights or value; (d) not engage in any unfair, anticompetitive or unlawful business practices in connection with any use of the Licensed Marks or the manufacturing, sale, marketing and distribution of any Licensed Goods or the performance of any Licensed Services under the Licensed Marks; (e) not use the Licensed Marks or conduct its business in any manner that infringes or misappropriates any third party’s trademark, copyright, patent, trade secret, privacy or publicity right, or other intellectual property or proprietary right, or that is defamatory or obscene; and (f) comply with all applicable local, state and federal laws, regulations, rules, and ordinances governing its business in connection with any use of the Licensed Marks or the manufacturing, sale, marketing and distribution of any Licensed Goods or the performance of any Licensed Services under the Licensed Marks.

18. Require each Sublicensee to irrevocably waive any right to seek and/or obtain equitable and/or injunctive relief related to DWA’s or any of its affiliates’ production, distribution, license and/or other exploitation of any Motion Picture and/or other production, content, material, goods or services;

19. With respect to any Sublicense in which any indemnification related to the Licensed Marks is provided to the applicable Sublicensee, require each Sublicensee to agree that DWA may, at its option, assume and control the defense of any claim for which such indemnification is sought through counsel of DWA’s choosing, to the extent set forth in Paragraph 10(a) of the License Agreement.

20. Designate DWA as an express third party beneficiary with respect to the provisions of such Sublicense related to the Licensed Marks with the right to enforce such provisions to the same extent as if DWA were a party to such Sublicense; and

21. Otherwise contain all terms and conditions necessary to permit Spielberg Entity to comply (and to cause each Sublicensee to comply) with all of the obligations set forth in the License Agreement, and contain no terms or conditions that are inconsistent with the License Agreement.

Schedule E

(Trademark Usage Guidelines)

DreamWorks SKG Pictures

Trademark and Logo Usage Guidelines

DreamWorks SKG Pictures Logo and Mark Guidelines

The following Guidelines shall apply to Licensee’s use of the “DreamWorks SKG Pictures” Logo and Mark pursuant to the License Agreement:

1. Correct Use of the “DreamWorks SKG Pictures” Logo and Mark. The proportions of the “DreamWorks SKG Pictures” Logo and Mark must be maintained, even if the “DreamWorks SKG Pictures” Logo or Mark is increased or decreased in size. The size of the “DreamWorks SKG Pictures” Logo and Mark must never be so small that the letters and shape of the Logo or Mark are unrecognizable.

2. No Alteration of “DreamWorks SKG Pictures” Logo or Mark. The “DreamWorks SKG Pictures” Logo and Mark must appear legibly, without alteration and in their complete forms, as shown in these Guidelines, including with respect to style, positioning of letters, spelling, dimensions and relative size of the various elements of the “DreamWorks SKG Pictures” Logo and Mark. DreamWorks Animation L.L.C. may, from time to time, provide additional information regarding the proper form of the “DreamWorks SKG Pictures” Logo and Mark, and these Guidelines shall be updated to reflect such additional information.

3. Trademark Marking Requirements. The ® symbol must be used with the “DreamWorks SKG Pictures” Logo and Mark to indicate that “DreamWorks” is a registered trademark of DreamWorks Animation L.L.C. The ® symbol must appear at the end of the typography of the word “DreamWorks” within the Logo or Mark. Although it is not necessary to use the ® symbol in every appearance of the “DreamWorks SKG Pictures” Logo or Mark, the symbol must be used with the “DreamWorks SKG Pictures” Logo and Mark at least once in all such material (preferably with the first appearance of the “DreamWorks SKG Pictures” Logo or Mark). In jurisdictions in which “DreamWorks” is not registered, the ™ must be used instead of the ®.

4. No Disparaging Use. The “DreamWorks SKG Pictures” Logo and Mark must not be used in a manner that disparages DreamWorks Animation L.L.C. or any parent, affiliate or subsidiary thereof.

5. Use of “DreamWorks SKG Pictures” Logo and Mark in Conjunction with Other Marks. Subject to the terms of the License Agreement, when the “DreamWorks SKG Pictures” Logo and Mark are permitted to be used in conjunction with or in close proximity to the logos, designs, trademarks, service marks, names or symbols of Licensee, Sub-Licensees or other affiliated or related individuals or entities, the “DreamWorks SKG Pictures” Logo and Mark may only be used in such a manner that the overall appearance resulting from such use conveys the unequivocal impression that the “DreamWorks SKG Pictures” Logo and Mark are associated with DreamWorks Animation L.L.C. and that the “DreamWorks SKG Pictures” Logo and Mark are separate and distinct from any product or service of Licensee, Sub-Licensees or other affiliated or related individuals or entities, as applicable.

I.	Legal Notices

The DreamWorks SKG Pictures Logo (boy sitting in the moon, together with the words “DreamWorks SKG Pictures”) is subject to trademark protection and is the property of DreamWorks Animation L.L.C. The DreamWorks legal notice consists, for the purposes of this manual, of the following notice:

“DreamWorks SKG Pictures” and the boy in the moon logo are trademarks of DreamWorks Animation L.L.C. Used under license.

The DreamWorks SKG Pictures Mark (without the boy in the moon logo) is subject to trademark protection and is the property of DreamWorks Animation L.L.C. The DreamWorks legal notice consists, for the purposes of this manual, of the following notice:

“DreamWorks SKG Pictures” is a trademark of DreamWorks Animation L.L.C. Used under license.

II.	Placement Of The ® Symbol For Boy In The Moon Logo

When the DreamWorks SKG Pictures Logo is used in its entirety, the trademark registration symbol is positioned at the end of “DreamWorks” as shown. The DreamWorks SKG Pictures Logo must be accompanied by the DreamWorks legal notice, in a readable size, somewhere on the printed material:

“DreamWorks SKG Pictures” and the boy in the moon logo are trademarks of DreamWorks Animation L.L.C. Used under license.

III.	Placement of ® for DreamWorks SKG Pictures Mark

When the DreamWorks SKG Pictures Mark is used alone, the trademark registration symbol is positioned at the end of the typography of “DreamWorks”, as shown. The DreamWorks SKG Pictures Mark must be accompanied by the DreamWorks legal notice, in a readable size, somewhere on the printed material:

“DreamWorks SKG Pictures” is a trademark of DreamWorks Animation L.L.C. Used under license.

IV.	Placement of DreamWorks SKG Pictures Logo

Placement of Standard Logo Typography beneath the DreamWorks SKG Pictures Logo is as follows:

A. Vertical Position: The depth from the top of the artwork to the base of the “moon” is equal to the depth from the base of the “moon” to the baseline of DreamWorks. Typography overprints bottom fade of the artwork.

B. Horizontal Position: The left side of the DreamWorks SKG Pictures Logo is not to exceed the right side of the stem of the “D” in Dream, and the right side of the DreamWorks SKG Pictures Logo is not to exceed the far right bottom serif of the “K” in Works.

V.	Trademark Treatment

The DreamWorks SKG Pictures Mark and Logo shall have the trademark registration symbol ®, typeset in Helvetica. Use the ® placement as shown below:

In the event that the DreamWorks SKG Pictures Logo or Mark is used in a jurisdiction in which “DreamWorks” is not registered, the ™ symbol should be used instead of the ®. In addition, the legal notice must read:

“DreamWorks SKG Pictures” and the boy in the moon logo are trademarks of DreamWorks Animation L.L.C. Used under license.

“DreamWorks SKG Pictures” is a trademark of DreamWorks Animation L.L.C. Used under license.

VI.	SKG Type Treatment

The “SKG” portion of the Logo must be centered below the main DreamWorks SKG Pictures Logo and shall never be less than .038”. In all variations of the Logo less than 1.6” wide, the “SKG” portion shall retain its .038” height.

The “S” in SKG is not to exceed the left of the bottom right serif of the “M” in Dream, and the “G” in SKG is not to exceed the right of the far left stem of the “W” in Works.

Note: The DreamWorks SKG Pictures Logo can never be used without “SKG.”

VII.	“Pictures” Logo Artwork & Typography

Proper proportions between DreamWorks SKG” and its “Pictures” variant are as follows:

1. “Pictures” must be in the same cap height as the small caps in “DreamWorks.”

2. “Pictures” must be centered below “DreamWorks SKG”.

3. The “P” in “Pictures” is not to exceed the middle of the “E” in Dream, and the right serif of “S” in “Pictures” is not to exceed the first line of the “K” in Works.

VIII.	“Pictures Television” Artwork & Typography

Proper proportions between “DreamWorks SKG” and its “Pictures Television” variant are as follows:

1. “Pictures” and “Television” must be in the same cap height as the small caps in “DreamWorks.”

2. “Pictures Television” must be centered below “DreamWorks SKG”.

3. The “P” in “Pictures” and the “T” in “Television” are not to exceed the “R” in Dream, and the right serif of the “N” in “Television” is not to exceed the first line of the “K” in Works.

IX.	Color Palette

For color reproduction, match the palette below:

Four-color process equivalent of the Pantone Matching System colors
Blue (PMS 287)
100%	Cyan
69%	Magenta
0%	Yellow
11.5%	Black

Four-color process equivalent of the Pantone Matching System colors
Blue (PMS 292)
72%	Cyan
27%	Magenta
0%	Yellow
0%	Black

X.	Standard Logo Typography

Font: Minion Black is the typography used for the DreamWorks SKG Pictures Logo and the DreamWorks SKG Pictures Mark. Permission to use other styles must be obtained from DreamWorks Animation L.L.C. This serif typeface was selected because of legibility, ease of reading, elegance and availability.

Minion Black

Note: Upper serifs on “T” cross bar should clip wherever possible.

Proportion: The “D” and “W” are to be 141% larger in cap height than the other letters’ cap heights. Remaining letters are horizontally scaled to 155%.

Color: PMS 287 is the preferred color for the DreamWorks SKG Pictures Logo and the DreamWorks SKG Pictures Mark for stationery and when used alone on all corporate materials. Black may be used when necessary or for internal correspondence. Color variations may be necessary for consumer-oriented materials and special projects. Permission to use other colors must be obtained from DreamWorks Animation L.L.C.

The DreamWorks SKG Pictures Mark and Logo must never be redrawn, re-proportioned or modified in any manner. Permission to use styles other than the following must be obtained from DreamWorks Animation L.L.C.

Schedule F

(Certain Paramount Rights)

[***]

DWS Completed Films

•	Soloist – Directed by Joe Wright. Starring Jamie Foxx and Robert Downey Jr. A Los Angeles Journalist befriends a homeless Julliard trained musician while looking for a new article for the paper.

•	Revolutionary Road – Directed by Sam Mendes. Starring Kate Winslet & Leonardo DiCaprio. A young couple living in a Connecticut suburb during the mid-1950s struggle to come to terms with their personal problems while trying to raise their two children.

•	Hotel for Dogs – Directed by Thor Freudenthal. Starring Emma Roberts & Kevin Dillon. Two kids secretly take in nine stray dogs at a vacant house.

•	I Love You Man – Directed by John Hamburg. Starring Jason Segal. A newly engaged guy sets out to find the perfect “Best Man” for his wedding.

•	She’s out of My League – Directed by Jim Field Smith. Starring Jay Baruchel and Krysten Ritter. An average Joe meets the perfect woman, but his lack of confidence and the influence of his friends and family begin to pick away at the relationship.

•	The Uninvited – Directed by Charles & Thomas Guard. Starring Elizabeth Banks. A young woman returns home to her sister (and best friend) after a stint in a mental hospital, though her recovery is jeopardized thanks to her cruel step mother, aloof father, and the presence of a ghost in their home.

•	A Thousand Words – Directed by Brian Robbins. Starring Eddie Murphy. A blasé guy learns that he has only 1,000 words left to speak before he will die.

•	Lovely Bones – Directed by Peter Jackson. Starring Mark Wahlberg, Rachel Weisz and Susan Sarandon. A young girl was brutally raped and murdered, watches the effects of her death on her family from Heaven, as her parents drift apart, her father becomes obsessed with vengeance and her sister grows into the woman she would never be.

•	Up in the Air

•	Transformers 2

[***] Certain material on this page has been redacted and filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2.

Schedule G

(Preexisting DWA Arrangements)

1.	HP Agreement

Spielberg Entity agrees not to use (or license the use of) the Licensed Marks in association with (including but not limited to in connection with any promotion, advertisement or marketing campaign) any non-HP entity or individual in the Core Business (defined below) product categories.

“Core Business” categories are: [***].

In compliance with DWA’s agreement with HP, [***].

2.	Intel Agreement

Spielberg Entity agrees not to use (or license the use of) the Licensed Marks in association with (including but not limited to in connection with any promotion, advertisement, or marketing campaign) [***] that are not Intel based.

In compliance with DWA’s agreement with Intel, [***].

[***] Certain material on this page has been redacted and filed separately with the SEC pursuant to a request for confidential treatment under Rule 24b-2.

Schedule H

(Additional Authorized Distributors)

Territory	Distributor Name
Airline	EIM
Australia	eOne
Baltic States	ACME Film
Benelux	eOne
Bulgaria	Media Pro
Czech/Slovak
Hungary
Romania
Bulgaria	Freeman Distribution Limited
Czech/Slovak
Hungary
Romania
Cambodia	Soundspace International Limit
East Timor	Soundspace International Limit
Ex Yugo	Blitz Film & Video
France	Metropolitan
Germany	Constantin Film
Greece/Cyprus	Femeway Ltd
Iceland	Samfilm
Indonesia	CJ
Israel	United King Films
Italy	Leone Film Group S.P.A
Japan	Phantom Film Co Ltd
Laos	Soundspace International Limit
Latin America	CDC
Middle East	Italia Film
Mongolia	Soundspace International Limit
Philippines	Pioneer
Poland	Monolith Films Ltd
Portugal	NOS Lusomundo
Scandinavia	Nordisk Film A/S
Ships	Swank Pictures
Singapore/Brunei	Shaw Renters
South Korea	Green Narae and CJ
Southern Africa	Times Media (Nu Metro) PTY Lt
Spain	Dea Planeta / Tripictures International S.L
Switzerland	Constantin Film
Taiwan	CMC
Thailand	Sahamongkolfilm
Turkey	Aqua Group Inc
Fida
Ukraine	I.C. Inter-Cinema Ltd
United Kingdom	eOne
Vietnam	Soundspace International Limit and CJ

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